As filed with the Securities and Exchange Commission on April ____, 2000 Registration No. 333-_______________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                         FRONTIER FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Washington                      6022                  91-1223535
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            332 S.W. Everett Mall Way
                            Everett, Washington 98204
                                 (425) 514-0700

  (Address, including ZIP code, and telephone number, including area code, of
                    Registrant's principal executive office)

                      ------------------------------------

                             Glen P. Garrison, Esq.
                             Keller Rohrback, L.L.P.
                          1201 Third Avenue, Suite 3200
                         Seattle, Washington 98101-3052
                                 (206) 623-1900

  (Name and address, including ZIP code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                                 With a copy to:
                               Michael J. Clementz
                      President and Chief Executive Officer
                        Liberty Bay Financial Corporation
                              19950 - 7th Avenue NE
                                  P.O. Box 1779
                             Poulsbo, WA 98370-0329


                      ------------------------------------

  Approximate date of commencement of proposed sale to the public: As soon as Practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box: [ ]

                                      CALCULATION OF REGISTRATION FEE
=============================================================================================================
 Title of Each Class of                          Proposed Maximum     Proposed Maximum
    Securities Being         Amount to be       Offering Price Per   Aggregate Offering        Amount of
       Registered           Registered(1)             Unit(2)              Price(2)       Registration Fee(2)
=============================================================================================================
Common Stock,
No par value                  2,423,904               $102.57            $23,678,079          $6,251.01
===============================================================================================================

(1) Represents the estimated maximum number of shares of common stock, no value per share, issuable by Frontier Financial Corporation ("Frontier") upon consummation of the acquisition of Liberty Bay Financial Corporation ("Liberty") by Frontier. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(f)(2), the registration fee for the Frontier common stock is based on the book value of the Liberty common stock, $10.00 par value per share, on April 30, 2000 ($102.57 per share) and computed based on the estimated maximum number of such shares (230,848), including shares issuable upon the exercise of employee and director stock options, that may be exchanged for the securities being registered.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            ___________________, 2000





        Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of Liberty Bay Financial Corporation ("Liberty"), to be held at
___________________, Poulsbo, Washington, on _________________, 2000 at
___:00____.m., local time.

        The Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of March 15, 2000 (the "Merger Agreement") by and among Frontier Financial Corporation ("Frontier"), Frontier Bank, Liberty and North Sound Bank. The Merger Agreement provides that Liberty will be merged with Frontier and that, thereafter, North Sound Bank will be merged with Frontier Bank, with Frontier and Frontier Bank as the surviving entities.

        Upon consummation of the merger, each share of Liberty common stock will be converted into the right to receive ________ shares of Frontier common stock. The last reported sale price of Frontier common stock on the Nasdaq National Market (symbol: "FTBK") on _________, 2000 was $______ per share. You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger.

        The Board of Directors of Liberty has unanimously approved the Merger Agreement and recommends that you vote FOR the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Liberty common stock.

        It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

        On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                            Sincerely,




                                            Michael J. Clementz, President/CEO

                        LIBERTY BAY FINANCIAL CORPORATION
                              19950 - 7TH AVENUE NE
                             POULSBO, WA 98370-0329
                                 (206) 842-9144
                                 ---------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Liberty Bay Financial Corporation ("Liberty") will be held at _________________, Poulsbo, Washington, on ____________, ____________, 2000, at __:00 _.m., for the
following purposes:

        1. Agreement and Plan of Mergers. To consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of March 15, 2000 (the "Merger Agreement") by and among Liberty Bay Financial Corporation ("Liberty"), North Sound Bank, Frontier Financial Corporation ("Frontier") and Frontier Bank, a copy of which is set forth in Appendix A to the accompanying Prospectus/Proxy Statement, pursuant to which Liberty would merge into Frontier and each outstanding share of Liberty common stock would be converted into the right to receive _______ shares of Frontier common stock, all on and subject to the terms and conditions contained therein.

        2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

        Only those shareholders of record at the close of business on _________, 2000 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Liberty common stock is required for approval of the Merger Agreement.

        Liberty shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Liberty common stock under the applicable provisions of Washington law. In order to perfect dissenters' rights, Liberty shareholders must send a notice to Liberty before the Special Meeting on _______________, 2000 and must not vote in favor of the merger by proxy or otherwise. A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights" beginning on page ___. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

        The Board of Directors of Liberty unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.

                                            Sincerely,



                                            Michael J. Clementz, President/CEO

        Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                        LIBERTY BAY FINANCIAL CORPORATION

                                 PROXY STATEMENT

                    FRONTIER FINANCIAL CORPORATION PROSPECTUS

                     UP TO __________ SHARES OF COMMON STOCK

        This Prospectus/Proxy Statement is being furnished by Liberty Bay Financial Corporation ("Liberty") to the holders of Liberty common stock, par value $1.00 per share ("Liberty Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Liberty (the "Liberty Board") for use at a special meeting of Liberty shareholders to be held on _________, 2000, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is first being mailed to shareholders on or about ___________________, 2000.

        At the Special Meeting, shareholders of Liberty will consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of March 15, 2000 (the "Merger Agreement"), by and among Liberty Bay Financial Corporation ("Liberty"), North Sound Bank, Frontier Financial Corporation ("Frontier") and Frontier Bank pursuant to which Liberty would be merged with and into Frontier (the "Merger"). Upon consummation of the Merger, shareholders of Liberty will receive shares of Frontier common stock, no par value per share ("Frontier Common Stock"), in exchange for their shares of Liberty Common Stock. FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE MERGER, SEE "THE MERGER."

        The last reported sale price of Frontier Common Stock on the Nasdaq National Market (symbol: "FTBK") on ____________, 2000 was $_______ per share.

        Frontier has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to __________ shares of Frontier Common Stock to be issued pursuant to the Merger Agreement. This
Prospectus/Proxy Statement also constitutes the prospectus of Frontier filed as part of the Registration Statement.

                              --------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

        THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
INSTRUMENTALITY.

        This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Liberty upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.


        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS _____________, 2000.

                                      TABLE OF CONTENTS

TABLE OF CONTENTS...........................................................................i
WHERE YOU CAN FIND MORE INFORMATION.........................................................1
SUMMARY.....................................................................................3
   The Companies............................................................................3
   The Special Meeting......................................................................4
   The Merger; Exchange Ratio...............................................................4
   Recommendation of the Liberty Board......................................................4
   Opinion of Financial Advisor.............................................................4
   Interests of Certain Persons in the Merger...............................................5
   Effective Date of the Merger.............................................................5
   Exchange Of Liberty Certificates.........................................................5
   Conditions to Consummation of the Merger.................................................5
   Accounting Treatment.....................................................................5
   Regulatory Requirements..................................................................6
   Certain Federal Income Tax Consequences..................................................6
   Dissenters' Rights.......................................................................6
   Comparison of Shareholders' Rights.......................................................6
SELECTED HISTORICAL FINANCIAL DATA..........................................................6
COMPARATIVE MARKET PRICE DATA..............................................................11
THE SPECIAL MEETING........................................................................14
   Place, Time and Date....................................................................14
   Purpose.................................................................................14
   Record Date; Shares Entitled to Vote....................................................14
   Vote Required...........................................................................14
   Proxies.................................................................................14
THE MERGER.................................................................................15
   General.................................................................................15
   Merger Consideration....................................................................15
   Effective Date of the Merger............................................................16
   Exchange of Liberty Certificates........................................................16
   Background and Reasons for the Merger...................................................17
   Opinion of Financial Advisor............................................................18
   Interests of Certain Persons in the Merger..............................................20
   Certain Federal Income Tax Consequences.................................................21
   Conduct of Business Pending the Merger..................................................22
   Conditions to Consummation of the Merger................................................23
   Regulatory Requirements.................................................................24
   Dissenters' Rights......................................................................24
   Amendment; Waiver; Termination..........................................................26
   Termination Fee.........................................................................26
   Resale of Frontier Common Stock.........................................................27
   Accounting Treatment....................................................................27
   Expenses................................................................................27
BUSINESS OF THE PARTIES TO THE MERGER......................................................27
   Frontier................................................................................27
   Liberty.................................................................................29
SUPERVISION AND REGULATION.................................................................31

   The Holding Companies...................................................................31
   The Banks...............................................................................33
   Liquidity Requirements..................................................................36
VOTING SECURITIES OF LIBERTY AND PRINCIPAL HOLDERS THEREOF.................................39
DESCRIPTION OF FRONTIER CAPITAL STOCK......................................................39
COMPARISON OF SHAREHOLDERS' RIGHTS.........................................................40
LEGAL OPINIONS.............................................................................43
EXPERTS....................................................................................43
OTHER MATTERS..............................................................................43
GLOSSARY OF KEY TERMS......................................................................44

Appendix A - Agreement and Plan of Mergers
Appendix B - Chapter 13 of the Washington Business Corporations Act Appendix C - Fairness Opinion of Leslie Childress, Inc.

        You should rely only on the information contained or incorporated by reference in this Prospectus/Proxy Statement to vote your shares at the Special Meeting. Frontier and Liberty have not authorized anyone to provide you with information that is different from what is contained in this Prospectus/Proxy Statement. This Prospectus/Proxy Statement is dated _______________, 2000. You should not assume that the information contained in the Prospectus/Proxy Statement is accurate as of any date other than that date, and neither the mailing of this Prospectus/Proxy Statement to shareholders nor the issuance of Frontier's securities in the Merger shall create any implication to the contrary.

                       WHERE YOU CAN FIND MORE INFORMATION

        Frontier files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy such reports, statements and information at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed by Frontier are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by Frontier are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

        Frontier has filed a Registration Statement on Form S-4 (File No. 333-_____) to register with the SEC the shares of Frontier to be issued to Liberty stockholders in the Merger. This Prospectus/Proxy Statement is part of the Registration Statement and constitutes a prospectus of Frontier and a proxy statement for Liberty for the Special Meeting. As allowed by the SEC, this Prospectus/Proxy Statement does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

        The SEC allows Frontier to "incorporate by reference" information into this Prospectus/Proxy Statement, which means that Frontier can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Prospectus/Proxy Statement, except for any information superseded by information contained directly in the Prospectus/Proxy Statement. This Prospectus incorporates by reference the following documents that Frontier has filed with the SEC:

        1. Frontier's Annual Report on Form 10-K for the year ended December 31, 1999;

        2. Frontier's Proxy Statement, dated March 24, 2000 for its Annual Meeting of Shareholders held on April 20, 2000 that has been incorporated by reference in the 1999 Frontier Form 10-K;

        3. Frontier's Quarterly Report on Form 10Q for the quarter ended March 31, 2000; and

        3. Frontier's Current Report on Form 8-K dated March 16, 2000.

        Frontier incorporates by reference additional documents that it may file with the SEC between the date of this Prospectus/Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED WITH THESE DOCUMENTS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO: CAROL FOX, ADMINISTRATIVE SECRETARY, FRONTIER FINANCIAL CORPORATION, 332 SW EVERETT MALL WAY, EVERETT, WASHINGTON 98204 (TELEPHONE NUMBER (425) 514-0700). TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. THE DATE BY WHICH SECURITY HOLDERS MUST REQUEST THIS INFORMATION IS ___________, 2000.

        Frontier has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Frontier and Frontier Bank. Liberty has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Liberty and North Sound Bank.

                                     SUMMARY

        The following summary explains the significant aspects of the Merger. Capitalized terms have the meanings stated in the Glossary of this Prospectus/Proxy Statement and as otherwise stated in this Prospectus/Proxy Statement. For additional information about the Merger, please refer to the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices and the documents incorporated by reference.

        Shareholders of Liberty will be asked to vote on a proposed merger of Liberty with and into Frontier, followed by the merger of North Sound Bank with and into Frontier Bank. The Board of Directors of Liberty has unanimously adopted and approved the Merger Agreement.

THE COMPANIES

        Frontier. Frontier is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve"). The business of Frontier consists primarily of holding 100% of the capital stock of Frontier Bank. At March 31, 2000, Frontier had total assets of $1,382.9 million, total deposits of $1,060.3 million and stockholders' equity of $151.0 million. The principal executive offices of Frontier are located at 332 SW Everett Mall Way, Everett, Washington 98204 and its telephone number is (425) 514-0700.

        Frontier Bank is a Washington-chartered commercial bank regulated by the Washington Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Frontier Bank conducts its business from its main office in Everett, Washington and its 26 branch offices located in Snohomish, King, Pierce, Whatcom, and Skagit Counties. Frontier Bank is primarily engaged in providing a full range of banking services to individual and corporate customers in the area surrounding its offices. Frontier Bank also offers trust and discount brokerage services and operates an Insurance and Investment Center that markets annuities, life insurance products and mutual funds.

        See "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF THE PARTIES TO THE MERGER -- Frontier." Additional information concerning Frontier is included in the documents incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

        Liberty. Liberty is a bank holding company registered with the Federal Reserve. The business of Liberty consists primarily of holding 100% of the capital stock of North Sound Bank. At March 31, 2000, Liberty had total assets of $180.9 million, total deposits of $157.3 million, and total stockholders' equity of $21.1 million. The principal executive offices of Liberty are located at 19950 - 7th Avenue NE, Poulsbo, Washington, and its telephone number is (206) 842-9144.

        North Sound Bank is a Washington-chartered commercial bank regulated by the DFI and FDIC. North Sound Bank operates out of its main office in Poulsbo, Washington, and its seven branch offices located in Kitsap, Jefferson and Clallam Counties. North Sound Bank is primarily engaged in providing a full range of banking services to individual and corporate customers in the communities it serves. North Sound Bank also offers brokerage and insurance services through its brokerage subsidiary, North Sound Financial Services, Inc.

        See "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF THE PARTIES TO THE MERGER -LIBERTY".

THE SPECIAL MEETING

        Place, Time and Date; Purpose. The Special Meeting will be held on ____________, ____________, 2000 at ________ __.m., local time, at
________________________, Poulsbo, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and "-- Purpose."

        Record Date; Shares Entitled to Vote. The Liberty Board has fixed the close of business on ____________, 2000 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Liberty Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Liberty Common Stock will be entitled to one vote. Shareholders of record who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At the Record Date, there were __________ shares of Liberty Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

        Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Liberty Common Stock. At the Record Date, the directors and executive officers of Liberty and their affiliates beneficially owned 65,362 shares of Liberty Common Stock, which represents 29.30% of the shares entitled to be voted at the Special Meeting. Simultaneous with the execution of the Merger Agreement, all of the executive officers and directors of Liberty entered into an agreement with Frontier pursuant to which each individual agreed to vote his or her shares for the approval of the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required."

        A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

THE MERGER; EXCHANGE RATIO

        Upon consummation of the Merger, the shareholders of Liberty will receive 10.5 shares of Frontier Common Stock for each share of Liberty Common Stock owned.

RECOMMENDATION OF THE LIBERTY BOARD

        THE LIBERTY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF LIBERTY AND LIBERTY'S SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        For a discussion of the circumstances surrounding the Merger and the factors considered by the Liberty Board in making its recommendation, see "THE MERGER -- Background and Reasons for the Merger." Approval of the Merger by two-thirds of the Liberty shareholders entitled to vote is required by law. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors and officers of Liberty may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

        Leslie Childress, Inc. ("LCI"), Liberty's financial advisor, has delivered a written opinion to the Liberty Board, dated May 10, 2000 and updated as of the date of this Prospectus/Proxy Statement, to the effect that the Merger consideration is fair to Liberty shareholders from a financial point of view. A copy of LCI's opinion, dated the date of this Prospectus/Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by shareholders in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of Liberty's management and the Liberty Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Liberty generally. The Chairman and CEO of Liberty and the President and Senior Credit Officer of Liberty have entered into employment agreements with Frontier and/or Frontier Bank to take effect upon the Effective Date of the Merger. Frontier has also agreed to assume existing options held by employees of Liberty and its subsidiaries to purchase shares of Liberty Common Stock. See "THE MERGER - Interests of Certain Persons in the Merger."

EFFECTIVE DATE OF THE MERGER

        Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the "Effective Date" of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Either Frontier or Liberty may terminate the Merger Agreement if the closing of the Merger does not occur on or before December 31, 2000.

EXCHANGE OF LIBERTY CERTIFICATES

        After the Merger is consummated, Liberty shareholders will surrender their certificates representing shares of Liberty Common Stock and will receive certificates representing shares of Frontier Common Stock. LIBERTY SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SHARES OF LIBERTY COMMON STOCK UNTIL AFTER THOSE LIBERTY SHAREHOLDERS RECEIVE TRANSMITTAL DOCUMENTS.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Liberty Common Stock; (ii) receipt of all applicable regulatory approvals; (iii) receipt by Frontier and Liberty of the opinion of Keller Rohrback L.L.P., dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) the President and CEO of Liberty and the President and Senior Credit Officer of North Sound Bank having entered into employment agreements with Frontier and/or Frontier Bank; (v) the absence of any material adverse change in the financial condition or results of operations of Liberty; (vi) the number of shares for which dissenters' rights are exercised not exceeding 10% of the outstanding shares of Liberty Common Stock; and (vii) Liberty's Capital shall not be less than $21.5 million. See "THE MERGER -- Conditions to Consummation of the Merger."

ACCOUNTING TREATMENT

        Frontier anticipates that it will account for the Merger as a pooling of interests under generally accepted accounting principles. See "THE MERGER -Accounting Treatment".

REGULATORY REQUIREMENTS

        The Merger is subject to the receipt of certain prior approvals from the Federal Reserve, the FDIC, and DFI. Frontier has filed applications for such approvals. Frontier cannot guarantee that such approvals will be obtained. See "THE MERGER -- Regulatory Requirements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        Consummation of the Merger is conditioned, among other things, on receipt by Frontier and Liberty of an opinion of Keller Rohrback L.L.P., special counsel for Frontier, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this opinion, holders of Liberty Common Stock who receive solely Frontier Common Stock in exchange for their shares will recognize no gain or loss on such exchange. See "THE MERGER -- Certain Federal Income Tax Consequences."

        BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH LIBERTY SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS TO SUCH SHAREHOLDER.

DISSENTERS' RIGHTS

        Liberty shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Liberty Common Stock under the provisions of Chapter 13 of the Washington Business Corporation Act ("WBCA"). YOUR FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN CHAPTER 13 OF THE WBCA WILL RESULT IN THE LOSS OF YOUR DISSENTERS' RIGHTS. Accordingly, Liberty shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Chapter 13 of the WBCA set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Liberty shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Liberty Common Stock, Frontier may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger."

COMPARISON OF SHAREHOLDERS' RIGHTS

        The rights of Liberty shareholders are currently determined by the WBCA and Liberty's Articles of Incorporation and Bylaws. On the Effective Date, shareholders of Liberty will become shareholders of Frontier, and their rights as shareholders of Frontier will be determined by the WBCA and Frontier's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of Frontier and Liberty and an explanation of certain possible anti-takeover effects of certain provisions in Frontier's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

                       SELECTED HISTORICAL FINANCIAL DATA

        The following tables set forth selected historical consolidated financial data for Frontier. This information should be read in conjunction with the historical financial statements of Frontier, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement and in the other documents incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION".

        The Frontier historical consolidated unaudited financial data as of and for the three months ended March 31, 2000 and 1999 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                 SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA

                                   AT OR FOR THE THREE                               AT OR FOR THE YEARS
                                  MONTHS ENDED MARCH 31,                              ENDED DECEMBER 31,
                                --------------------------    -----------------------------------------------------------------
                                                       (Dollars in thousands, except for per share data)
                                -----------------------------------------------------------------------------------------------
                                   2000            1999           1999           1998          1997         1996         1995
                                -----------    -----------    -----------    -----------    ---------    ---------    ---------
OPERATING DATA:
Interest income ..............  $    28,923    $    24,307    $   103,689    $    93,562    $  83,324    $  73,971    $  68,443
Interest expense .............       12,457          9,673         40,737         37,890       34,369       32,062       31,091
                                -----------    -----------    -----------    -----------    ---------    ---------    ---------
   Net interest income .......       16,466         14,634         62,952         55,672       48,955       41,909       37,352
Provision for loan losses ....         (200)          (300)        (2,050)        (1,800)      (2,095)      (2,133)      (1,621)
                                -----------    -----------    -----------    -----------    ---------    ---------    ---------
Net interest income
   after provision for
   loan losses ...............       16,266         14,334         60,902         53,872       46,860       39,776       35,731
Noninterest income ...........        1,233          1,244          5,884          5,328        4,365        4,162        3,928
Noninterest expense ..........        6,365          6,302         28,321         26,702       23,545       20,255       19,442
                                -----------    -----------    -----------    -----------    ---------    ---------    ---------
Income before provision
  for income taxes ...........       11,134          9,276         38,465         32,498       27,680       23,683       20,217
Provision for income taxes ...       (3,796)        (3,282)       (12,805)       (10,849)      (9,086)      (7,671)      (6,380)
                                -----------    -----------    -----------    -----------    ---------    ---------    ---------
  Net Income .................  $     7,338    $     5,994    $    25,660    $    21,649    $  18,594    $  16,012    $  13,837
                                ===========    ===========    ===========    ===========    =========    =========    =========
HISTORICAL PER SHARE
  DATA:
Earnings per share
   Basic .....................  $      0.42    $      0.34    $      1.46    $      1.25    $    1.08    $    0.94    $    0.81
   Diluted ...................  $      0.42    $      0.34    $      1.46    $      1.23    $    1.07    $    0.92    $    0.80
Cash dividends per
  common share ...............  $    0.09                       $    0.25
Shareholder's equity .........      151,018        147,369        147,369        129,249      107,384       88,351       72,214
SELECTED RATIOS:
Return on average equity .....        19.01%         18.29%         18.43%         18.27%       18.84%       20.15%       21.34%
Return on average assets .....         2.21%          2.07%          2.15%          2.06%        2.03%        1.96%        1.84%
Net yield on interest
  earning assets .............         5.28%          5.41%          5.65%          5.69%        5.73%        5.49%        5.51%
Average equity as a
  percentage of average
  assets .....................        11.61%         11.30%         11.65%         11.30%       10.78%        9.71%        8.63%
Non-performing assets
  as a percentage of
  total assets................         0.23%          0.43%          0.18%          0.20%        0.59%        0.48%        0.67%
FINANCIAL CONDITION
  DATA:
Total assets .................    1,382,945      1,180,348      1,245,616      1,147,873      973,052      874,946      796,730
Loans receivable, net ........    1,121,229        922,765      1,033,563        880,044      721,122      643,644      539,517
Cash and due from banks,
  federal funds sold and
  investments.................      223,832        223,981        176,372        235,546      221,588      203,234      226,161
Deposits .....................    1,060,275        942,291        966,780        926,642      810,348      732,389      694,278
Borrowings ...................  $   158,989    $    96,123    $   123,741    $    82,072    $  47,379    $  48,070    $  23,990

                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                            QUARTERLY FINANCIAL DATA
              CONDENSED CONSOLIDATED STATEMENT OF INCOME-QUARTERLY
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         1998 QUARTER ENDED
                                                                             (UNAUDITED)
                                                   -------------------------------------------------------------
                                                   DECEMBER 31      SEPTEMBER 30       JUNE 30          MARCH 31
                                                   -----------      ------------       --------         --------
Interest Income .............................        $ 24,874         $ 23,809         $ 22,766         $ 22,113
Interest Expense ............................           9,920            9,672            9,207            9,091
                                                     --------         --------         --------         --------
    Net Interest Income .....................          14,954           14,137           13,559           13,022
Provision for loan losses ...................            (875)            (425)            (175)            (325)
                                                     --------         --------         --------         --------
Net interest income after provision for
loan losses .................................          14,079           13,712           13,384           12,697
Noninterest income ..........................           1,604            1,209            1,365            1,150
Noninterest expense .........................           7,611            6,278            6,833            5,980
                                                     --------         --------         --------         --------
Income before income taxes ..................           8,072            8,643            7,916            7,867
Income tax ..................................          (2,375)          (3,109)          (2,579)          (2,786)
                                                     --------         --------         --------         --------
Net Income ..................................        $  5,697         $  5,534         $  5,337         $  5,081
                                                     ========         ========         ========         ========

Basic earnings per common share .............        $   0.33         $   0.32         $   0.31         $   0.29
Diluted earnings per common share ...........        $   0.32         $   0.31         $   0.30         $   0.29
Average basic common shares outstanding
 (in thousands) .............................          17,356           17,350           17,344           17,335
Average diluted common shares outstanding
 (in thousands) .............................          17,571           17,598           17,576           17,550

                                                               1999 QUARTER ENDED
                                                                  (UNAUDITED)
                                                ------------------------------------------------
                                                DECEMBER 31 SEPTEMBER 30    JUNE 30     MARCH 31
                                                ----------- ------------   --------     --------
Interest Income .............................    $ 27,632     $ 26,568     $ 25,182     $ 24,307
Interest Expense ............................      10,946       10,304        9,814        9,673
                                                 --------     --------     --------     --------
    Net Interest Income .....................      16,686       16,264       15,368       14,634
Provision for loan losses ...................        (450)      (1,100)        (200)        (300)
                                                 --------     --------     --------     --------
Net interest income after provision for
  loan losses................................      16,236       15,164       15,168       14,334
Noninterest income ..........................       1,267        2,023        1,350        1,244
Noninterest expense .........................       8,128        7,013        6,878        6,302
                                                 --------     --------     --------     --------
Income before income taxes ..................       9,375       10,174        9,640        9,276
Income tax ..................................      (2,860)      (3,397)      (3,266)      (3,282)
                                                 --------     --------     --------     --------
Net income ..................................    $  6,515     $  6,777     $  6,374     $  5,994
                                                 ========     ========     ========     ========

Basic earnings per common share .............    $   0.37     $   0.39     $   0.36     $   0.34
Diluted earnings per common share ...........    $   0.37     $   0.38     $   0.36     $   0.34
Average basic common shares outstanding
 (in thousands) .............................      17,528       17,525       17,520       17,512
Average diluted common shares outstanding
 (in thousands) .............................      17,606       17,609       17,619       17,622

                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                            QUARTERLY FINANCIAL DATA
              CONDENSED CONSOLIDATED STATEMENT OF INCOME-QUARTERLY
               ($ IN THOUSANDS, EXCEPT PER SHARE DATA - CONTINUED)


                                                 QUARTER ENDED
                                                MARCH 31, 2000
                                                --------------
Interest Income .............................      $ 28,923
Interest Expense ............................        12,457
                                                   --------
Net Interest Income .........................        16,466
Provision for loan losses ...................          (200)
                                                   --------
Net interest income after provision for
loan losses .................................        16,266
Noninterest income ..........................         1,233
Noninterest Expense .........................         6,365
                                                   --------
Income before income taxes ..................        11,134
Income tax ..................................        (3,796)
                                                   --------
Net income ..................................      $  7,338
                                                   ========

Basic earnings per common share .............          0.42
Diluted earnings per common share ...........          0.42
Average basic common shares outstanding
(in thousands) ..............................        17,520
Average diluted common shares
outstanding (in thousands) ..................        17,589

                          COMPARATIVE MARKET PRICE DATA

        Frontier. Frontier Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FTBK." The table below sets forth the high and low sales prices of Frontier Common Stock as reported on Nasdaq since Frontier began listing its shares on Nasdaq on April 16, 1998. Prior to that there was no established trading market for Frontier Common Stock. Frontier Common Stock was traded by individuals on a personal basis and was not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management.

                                                      FRONTIER COMMON STOCK
                                                   ---------------------------
                                                    HIGH                 LOW
                                                   ------               ------
        1998
        First Quarter..................            $42.50               $34.00
        Second Quarter(1)..............            $61.00               $35.00(2)
        Third Quarter..................            $31.25               $23.13
        Fourth Quarter.................            $24.75               $21.38
        1999
        First Quarter..................            $25.00               $19.81
        Second Quarter.................            $24.94               $21.75
        Third Quarter..................            $25.25               $20.00
        Fourth Quarter.................            $26.00               $20.00
        2000
        First Quarter..................            $22.00               $18.00

(1) Frontier began listing its shares of Common Stock on Nasdaq on April 16, 1998.

(2) Excludes one transaction which Frontier was aware that was traded at $30.00 per share.

        Frontier paid 7% stock dividends on March 18, 1996, March 17, 1997, and March 16, 1998, and a two-for-one stock split on March 19, 1999. In 1999, Frontier paid an annual cash dividend of 25cents per share. In 2000, Frontier commenced paying quarterly dividends. The first quarterly dividend in the amount of 9cents per share was paid on February 11, 2000. The second quarterly dividend in the amount of 10cents per share will be paid on May 15, 2000. Frontier anticipates paying a quarterly dividend for the foreseeable future.

        As of March 31, 2000, the 17,458,225 outstanding shares of Frontier Common Stock were held by approximately 3,318 holders of record.

        Liberty. There is no established trading market for Liberty Common Stock. No broker makes a market in Liberty Common Stock and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Liberty Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of

        Liberty Common Stock. The following data includes trades between individual investors, as reported to Liberty by North Sound Bank, which acts as transfer agent.

                                                  LIBERTY COMMON STOCK
                                       ---------------------------------------
                                        NUMBER OF SHARES
                                       REPORTED AS TRADED      HIGH        LOW
                                       ------------------      ----        ---
1998
First Quarter.......................          2,342            167         165
Second Quarter......................          1,685            174         167
Third Quarter.......................            826            187         183
Fourth Quarter......................            225            201         195
1999
First Quarter.......................            690            208         197
Second Quarter......................            733            211         208
Third Quarter.......................            551            213         212
Fourth Quarter......................          1,902            213         213
2000
First Quarter.......................          1,546            213         180

        As of March 31, 2000, the 210,298 outstanding shares of Liberty Common Stock were held by approximately 401 holders of record. Dividends paid on Liberty Common Stock in 2000, 1999 and 1998, respectively, were $1.27 per share, $3.75 per share and $1.50 per share.

        Recent Stock Price Data. The following table sets forth the closing price per share for Frontier Common Stock, as reported on Nasdaq, and the equivalent pro forma per share price for Liberty Common Stock on March 15, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on _________, 2000, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. HOLDERS OF LIBERTY COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF FRONTIER COMMON STOCK.

                                                          MARCH 15, 2000      MAY __, 2000
                                                          --------------      ------------
        Closing price share:
        Frontier .......................................      18
        Liberty(1) .....................................     180                  180
        Equivalent pro forma per share of Liberty
        Common Stock(2) ................................     189

(1) There is no publicly available quotations of Liberty Common Stock, and the market price per share as of the respective dates represent prices known to Liberty's management to have been paid for the Liberty Common Stock in the last transaction prior to such data.

(2) Computed by multiplying the Frontier Closing Price by the Exchange Ratio of
    10.5 shares of Frontier Common Stock for each share of Liberty Common Stock.

                               THE SPECIAL MEETING


PLACE, TIME AND DATE

        The Special Meeting will be held on ____________, ____________, 2000 at __:00 _.m., local time, at _________________, Poulsbo, Washington. This Prospectus/Proxy Statement is being sent to holders of Liberty Common Stock and is accompanied by a form of proxy that is being solicited by the Liberty Board for use at the Special Meeting and any adjournments or postponements thereof.

PURPOSE

        The purpose of the Special Meeting is: (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

        The Liberty Board has fixed the close of business on ____________, 2000 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Liberty Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Liberty Common Stock will be entitled to one vote. At the Record Date, there were _________ shares of Liberty Common Stock outstanding and entitled to be voted at the Special Meeting.

VOTE REQUIRED

        A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Liberty shareholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Liberty Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

        As of the Record Date, the directors and executive officers of Liberty and their affiliates beneficially owned an aggregate of 65,362 shares of Liberty Common Stock, which represents 29.30% of the shares entitled to be voted at the Special Meeting. All of the directors and executive officers of Liberty have entered into agreements with Frontier pursuant to which each individual has agreed to vote his or her shares for approval of the Merger Agreement.

PROXIES

        Holders of Liberty Common Stock may vote either in person or by properly executed proxy. Shares of Liberty Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Liberty Board knows of no such other matters.

        Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Liberty, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Liberty Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

        The proxy for the Special Meeting is being solicited on behalf of the Liberty Board. The expense of soliciting proxies for the Special Meeting will be borne by Liberty. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Liberty in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Liberty Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Liberty will reimburse them for their expenses in doing so.

                                   THE MERGER

        The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

GENERAL

        The Merger Agreement provides for the merger of Liberty with and into Frontier followed by the merger of North Sound Bank with and into Frontier Bank. The separate existence of Liberty and North Sound Bank will cease upon completion of the mergers. After consummation of the transaction, the branches of North Sound Bank will operate and be known as branches of Frontier Bank. While Frontier and Liberty believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements."

MERGER CONSIDERATION

        Upon consummation of the Merger, the shareholders of Liberty, other than Dissenting Shares, will receive for each share of Liberty common stock the right to receive 10.5 shares of Frontier stock for each share of Liberty owned. Liberty shareholders who would be entitled to receive, following the conversion, a fractional share of Frontier Common Stock will receive cash in lieu of such fractional share. The price for fractional shares will be determined by multiplying such fraction by the average daily sales price of Frontier common stock on the NASDAQ stock market reporting system for the trading days beginning on the twentieth day immediately preceding the Effective Date of the mergers, through and including the tenth day immediately preceding the Effective Date of the mergers.

EFFECTIVE DATE OF THE MERGER

        Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated by ________________, 2000. Either Frontier or Liberty may, subject to certain conditions, terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 2000.

EXCHANGE OF LIBERTY CERTIFICATES

        As promptly as practicable after the Effective Date, Frontier will send to each holder of record of Liberty Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Liberty Common Stock for a certificate or certificates representing the Frontier Common Stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

        Because the Effective Date of the Merger is not expected to occur for several weeks after the Special Meeting, depending on the receipt of regulatory approvals, Liberty shareholders will not be able to obtain their certificates representing shares of Frontier Common Stock for several weeks after the Special Meeting.

    DO NOT SEND IN YOUR LIBERTY CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF
                       TRANSMITTAL FORM AND INSTRUCTIONS.

        Upon surrender of all of the certificates for Liberty Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to Frontier and the exchange agent selected by Frontier, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of Frontier Common Stock to which such holder is entitled, and, where applicable, a check for any fractional share interest (without interest).

        All shares of Frontier Common Stock issued to the holders of Liberty Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. Frontier dividends having a record date after the Effective Date will include dividends on all shares of Frontier Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of Frontier Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Liberty Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Liberty will be closed, and there will be no transfers on the transfer books of Liberty of the shares of Liberty Common Stock that were outstanding immediately prior to the Effective Date.

BACKGROUND AND REASONS FOR THE MERGER

        In reaching its determination to approve and adopt the Merger Agreement, the Liberty Board consulted with Liberty's Management and its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

        - The Liberty Board's thorough review of Liberty's business, operations, financial condition and earnings on an historical and a prospective basis;

        - The Liberty Board's knowledge and review, based in part on presentations by its financial advisors and Liberty's Management, of the business, operations, financial condition and earnings of Frontier on an historical and prospective basis and of the combined company on a pro forma basis; and the historical stock price performance of Frontier's Common Stock, the potential for increased earnings and dividends for Liberty Shareholders as shareholders of the combined company, and Frontier's substantial market capitalization;

        - The terms of the Merger Agreement, including a provision for a fixed Exchange Ratio of 10.5 shares of Frontier Common Stock for each share of Liberty Common Stock, enabling Liberty shareholders to benefit from any increase in the trading price of Frontier Common Stock prior to the Merger;

        - The current and prospective economic and competitive environment facing the financial services industry generally, and Liberty in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term, and in being able to capitalize on technological developments which significantly impact industry competition;

        - The general impact that the Merger could be expected to have on the constituencies served by Liberty, including its customers, employees and communities. In this regard, Liberty noted that the combined company could be expected to offer a more extensive range of financial products and services to Liberty's existing customers, could provide its customers with the added convenience of access to Frontier's extensive branch system and could provide greater advancement opportunities for Liberty employees;

        - The Merger is anticipated to increase current shareholders' cash dividends on a per-share basis;

        - The expectation that the Merger will be tax-free for federal income tax purposes to Liberty and Liberty shareholders;

        - The common business philosophy and compatibility of the management and staff of Liberty and Frontier;

        - The fact that Mr. Clementz will continue as Chief Executive Officer of North Sound Bank until it is consolidated with a subsidiary of Frontier and will thereafter serve as a member of the Executive Management Team and Board of Directors of Frontier.

        - The fact that Mr. Robinson will continue to serve as President and Chief Credit Officer of North Sound Bank until North Sound Bank is merged into a subsidiary of Frontier and will serve as a Senior Vice President of North Sound Bank's successor; and

        - On March 15, 2000, the Liberty Board carefully considered the nature, value, and prospects for future appreciation and liquidity of the shares of Frontier Common Stock to be received by Liberty shareholders in the proposed merger.

        The foregoing discussion of the information and factors considered by the Liberty Board is not intended to be exhaustive but includes some of the material factors considered by the Liberty Board. In reaching its determination to approve and recommend the Merger Agreement, the Liberty Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual Directors may have given differing weights to differing factors.

        FOR THE REASONS SET FORTH ABOVE, THE LIBERTY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF LIBERTY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF LIBERTY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

        Leslie Childress, Inc. and its affiliate, Childress Investment Research, Inc., hereinafter referred to as "LCI", has delivered a written opinion to the Liberty Board to the effect that, as of the date of this Prospectus/Proxy Statement, the consideration to be received by LBFC common stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view. The Exchange Ratio of 10.5 shares based upon the price calculation described below of Frontier Common Stock for each share of Liberty has been determined by Liberty and Frontier through negotiations. The LCI Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any stockholder as to how said shareholder should vote at the Special Meeting. As of March 15, 2000, the price of Frontier's Common Stock was $18.00 per share based upon the closing stock prices as reported in The Wall Street Journal for the period of March 15, 2000, and the total purchase price is approximately $189.00 per share for all of the outstanding shares of Liberty.

        Liberty retained LCI as its financial advisor for fairness opinion purposes pursuant to an engagement letter dated March 1, 2000, in connection with the Merger. LCI and CIR is a regionally recognized investment firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Liberty Board selected LCI to provide its fairness opinion based on LCI and CIR's experience in providing fairness opinions in mergers and acquisitions and in securities valuation generally.

        On May 10, 2000, LCI issued its Opinion to the Liberty Board that, in its opinion the terms of the Merger as Provided in the Merger Agreement are fair, from a financial view point to Liberty and its shareholders. THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX C. THE SUMMARY OF THE LCI OPINION IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SHAREHOLDERS ARE URGED TO READ THE ENTIRE LCI OPINION.

        In rendering its opinion to LBFC, LCI reviewed, among other things, historical financial data of LBFC, certain internal financial data and assumptions of LBFC prepared for financial planning and budgeting purposes furnished by the management of LBFC and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. LCI discussed with LBFC management the financial condition, current operating results, and business outlook for LBFC. LCI also reviewed certain publicly available information concerning Frontier and certain financial and securities data of Frontier and companies deemed similar to Frontier. LCI discussed with Frontier's management the financial condition, current operating results, and business outlook for Frontier and Frontier's plans relating to Liberty. In rendering its opinion, LCI relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Liberty or Frontier nor was it furnished any such appraisals. Liberty did not impose any limitations on the scope of the LCI investigation in arriving at its opinion. LCI analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption(s) of projected growth, earnings and dividends and a range of discount rates from 11% to 14%.

        Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it may still result in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Liberty's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by LCI to the net asset value approach to valuation.

        Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusted for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight to the investment value approach discussed below.

        LCI and its affiliate, CIR, maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Western Washington and Western Oregon banking institutions, for the period 1986 through March 2000. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Liberty, LCI has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington and Oregon banking organizations with total assets greater than $100 million and less than $1 billion that sold for 100% common stock from January 1986 to March 2000.

        Comparable Sales Multiples. LCI calculated Adjusted Book Values for Liberty's March 31, 2000, stockholders equity and the December 31, 1999, stockholders' equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets above $100 million and below $1 billion which sold between January 1, 1996, through March 2000. The calculation revealed a multiple of 230% of the December 1999 stockholders' equity. For the March 31, 2000, stockholders' equity, the calculation was 229%. On a price to earnings basis for the 12 months to December 31, 1999, the calculation revealed a multiple of 15.17.

        Transaction Value as a Percentage of Total Assets. LCI calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $189.00 per Liberty share results in a transaction value as a percentage of total assets of 22.38%. The median prices as a percentage of total assets for a sample of Northwest banking institutions with assets of below $100 million which sold between August 31, 1996, through March 31, 2000, and a sample of Northwest banking institutions with total assets above $100 million and below $1 billion which sold between August 31, 1996, and March 31, 2000, are 13.53% and 29.81%, respectively.

        Investment Value is sometimes referred to as the income or earnings value. One investment value method frequently used estimates the present value of an institution's future earnings or cash flow which is discussed below.

        Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Liberty's estimates of future growth and an appropriate capitalization or discount rate. LCI's calculations were based on an analysis of the banking industry, earnings estimates of 2000-2002, historical levels of growth and earnings, and the competitive situation in Liberty's market area. Using discount rates of 11% and 14%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "net Present Value of Future Earnings" provided a range of $155.78 to $196.65 per share.

        When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is LCI's opinion that the proposed transaction is fair, from a financial point of view to the Liberty shareholders.

        Pursuant to the terms of the Engagement Letter, Liberty has agreed to pay LCI a fee for its services in connection with this fairness opinion. In addition, Liberty has agreed to reimburse LCI for its reasonable out-of-pocket expenses and to indemnify LCI against certain liabilities.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

        The directors and executive officers of Liberty, together with their affiliates, beneficially owned a total of 65,362 shares of Liberty Common Stock (representing 29.30% of all outstanding shares of Liberty Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares as the other shareholders of Liberty. Certain members of Liberty's management and the Liberty Board have certain interests in the Merger as described below that are in addition to their interests as shareholders of Liberty generally. The Liberty Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        EMPLOYMENT AGREEMENTS. Frontier and/or Frontier Bank have entered into employment agreements with Michael J. Clementz, the President and Chief Executive Officer of Liberty, and the Chairman and Chief Executive Officer of North Sound Bank, and Robert W. Robinson, the President and Chief Credit Officer of North Sound Bank, to take effect upon consummation of the Merger. Mr. Clementz will serve as Executive Vice President of Frontier Financial Corporation and Frontier Bank and will serve as a member of the Frontier Executive Management Team. Mr. Clementz's employment agreement has a three-year term and provides for an annual salary of $150,000. In addition, Mr.

Clementz will receive a "Stay Bonus" of $40,000 each year for the term of the agreement (three payments - $120,000 in total). Mr. Robinson will serve as Senior Vice President of Frontier Bank. His employment agreement has a three-year term and provides for an annual salary of $101,500. Additionally, Mr. Robinson will receive a "Stay Bonus" of $20,300 each year of the three-year agreement (three payments - $60,900 in total). Mr. Robinson's employment agreement also includes a severance payment of an amount up to two times his past year's income if Mr. Robinson is terminated in connection with a change of control of Frontier.

        Both Mr. Clementz and Mr. Robinson had Change of Control Agreements with Liberty which will be terminated upon consummation of the Merger.

        CHANGE OF CONTROL AGREEMENTS. Mark D. Freeman and Ronald L Tweiten had Change of Control Agreements with Liberty. These agreements included severance benefits and non-competition provisions. Under the terms of these agreements as amended, Mr. Freeman will receive a lump-sum payment of $302,837 and Mr. Tweiten will receive a lump-sum payment of $225,336. Both Mr. Freeman and Mr. Tweiten agree not to compete with Frontier after termination of their employment for a two-year period within Kitsap, Jefferson or Clallam Counties.

        STOCK OPTIONS. At the Effective Date of the Merger, Frontier will assume each outstanding option to purchase shares of Liberty Common Stock held by an employee of Liberty or any of its subsidiaries so that each such option is converted into an option to purchase shares of Frontier Common Stock, except that each option will be exercisable for that number of shares of Frontier Common Stock equal to the number of shares of Liberty Common Stock for which such option was exercisable multiplied by the Exchange Ratio, and the exercise price of such Liberty option will be equal to the exercise price of such option divided by the Exchange Ratio. As of the date of this Prospectus/Proxy Statement, the employees of Liberty held options to acquire an aggregate of 14,050 shares of Liberty Common Stock. At the exchange ratio of 10.5 shares of Frontier Common Stock for each share of Liberty Bay Common Stock, these options will be converted to options to purchase 147,525 shares of Frontier Common Stock.

        The directors of Liberty currently have options outstanding to purchase 6,500 shares of Liberty Common Stock. Under the terms of the Merger Agreement, each Director Option that is outstanding and unexercised shall be exercised prior to the Effective Date, and any Director Option that is not exercised prior to the Effective Date shall be terminated.

        APPOINTMENT OF DIRECTOR TO THE FRONTIER BOARD. Frontier has agreed to appoint Michael J. Clementz, a member of the Liberty Board and a member of the Board of Directors of North Sound Bank, to serve on the Frontier and Frontier Bank Boards of Directors following the Effective Date. Mr. Clementz is and has been the President and Chief Executive Officer of Liberty for more than five years. Directors of Frontier currently receive an annual retainer of $22,500, and the directors of Frontier Bank receive $2,200 per director meeting attended.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Liberty shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the Merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

        Consummation of the Merger is conditioned upon the receipt by Frontier and Liberty of an opinion of Keller Rohrback, L.L.P., special counsel to Frontier, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (ii) no gain or loss will be recognized by Liberty shareholders as a result of receiving shares of Frontier Common Stock in exchange for their shares of Liberty Common Stock. The opinion will not bind the Internal Revenue Service (the "IRS") or preclude the IRS from adopting a contrary position. Frontier and Liberty may waive receipt of such tax opinion as a condition to consummating the Merger; provided, however, that if the anticipated material federal income tax consequences of the Merger are significantly different than those described herein, Liberty will resolicit the approval of its shareholders. Neither Frontier nor Liberty has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

        RECEIPT OF FRONTIER COMMON STOCK IN EXCHANGE FOR LIBERTY COMMON STOCK. No gain or loss will be recognized by a holder who receives solely shares of Frontier Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Liberty Common Stock. The tax basis of the shares of Frontier Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of Frontier Common Stock, as discussed below) to the basis of the Liberty Common Stock surrendered in exchange therefor. The holding period of the Frontier Common Stock received will include the holding period of shares of Liberty Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Date of the Merger.

        CASH IN LIEU OF FRACTIONAL SHARES. A holder who holds Liberty Common Stock as a capital asset and who receives in the Merger, in exchange for such stock, solely Frontier Common Stock and cash in lieu of a fractional share interest in Frontier Common Stock will be treated as having received such cash in full payment for such fractional share of stock, and will incur capital gain or loss to the extent the cash payment exceeds or is less than the holder's basis in such fractional share.

        THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LIBERTY SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. BECAUSE TAX CONSEQUENCES OF THE MERGER VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH LIBERTY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH SHAREHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH SHAREHOLDER AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

CONDUCT OF BUSINESS PENDING THE MERGER

        Liberty has agreed in the Merger Agreement not to take certain actions relating to its operations without the prior approval of Frontier pending consummation of the Merger. The Merger Agreement provides that, except with the written consent of Frontier, each of Liberty and North Sound Bank, respectively, may not, among other things: (i) amend its articles of incorporation or bylaws;
(ii) impose any lien on any share of stock held by it; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a cash or stock dividend on Liberty Common Stock; provided, however, that:

        (a) Liberty may declare and pay a cash dividend of up to $0.67 per share to shareholders of record on March 31, 2000;

        (b) Liberty may pay a cash dividend of up to $0.70 per share for the second quarter of 2000; provided, however, that commencing with the second quarter of 2000 Liberty shall use the same date as Frontier for determining shareholders of record entitled to receive Liberty's cash dividend (the "Dividend Record Date");

        (c) If the transaction contemplated by this Plan has not been consummated on or before the Frontier Dividend Record Date for the third quarter of 2000, Liberty may declare and pay a per-share cash dividend for the third quarter equal to the amount each share of Eligible Liberty Common Stock would have received if the Effective Date had been such Dividend Record Date;

        (d) If the transaction contemplated by this Plan has not been consummated on or before the Frontier Dividend Record Date for the fourth quarter of 2000, Liberty may declare and pay a per-share cash dividend for the fourth quarter equal to the amount each share of Eligible Liberty Common Stock would have received if the Effective Date had been such Dividend Record Date;

(iv) incur any additional debt except in the ordinary course of business; (v) with certain specified exceptions, increase compensation, pay bonuses or enter into severance arrangements; (vi) amend any existing employment contract with any person or enter into any new employment contract; (vii) adopt any new employee benefit plan or make any material change to an existing employee benefit plan; (viii) enter into any new material service contract, purchase or sale agreement or lease agreement; (ix) make any capital expenditures exceeding $10,000 individually or $25,000 in the aggregate; (x) enter into, renew or terminate any material contract or agreement or make any changes in any material lease or contract; (xi) settle any claim for money damages, (xii) enter into any new activities or lines of business, cease any material activities or lines of business or conduct any material business activity not consistent with past practice; (xiii) extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that North Sound Bank shall not, without the prior consent of Frontier's Chief Executive Officer or Chief Credit Administrator make any new loan in excess of $1,000,000; (xiv) incur transaction expenses in excess of $125,000; (xv) enter into any transactions other than in the ordinary course of business. Moreover, Liberty is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

CONDITIONS TO CONSUMMATION OF THE MERGER

        The obligations of Liberty and Frontier to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Liberty Common Stock; (ii) receipt of all applicable regulatory approvals and the expiration of all required waiting periods; (iii) no proceeding pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger; (iv) receipt by Frontier and Liberty of the opinion of Keller Rohrback, LLP, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (v) Frontier and Liberty receiving a letter from Moss Adams, L.L.P., dated the Effective Date, to the effect that the Mergers will qualify for pooling of interests accounting treatment; (vi) the shares of Frontier Common Stock to be issued pursuant to the Merger Agreement being approved for listing on the National Market; and (vii) the Commission declaring the effectiveness of the Registration Statement for the shares of Frontier Common Stock to be issued in the merger.

        The obligations of Frontier are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Liberty of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Liberty; (iii)

Michael J. Clementz and Robert W. Robinson having entered into employment agreements with Frontier Bank and/or Frontier; (iv) the absence of any material adverse change in the financial position or results of operations of Liberty;
(v) the number of Dissenting Shares not exceeding 5% of the outstanding shares of Liberty Common Stock; and (vi) Liberty's Capital shall not be less than $21.5 million (not including capital contributions upon exercise of outstanding Liberty Options) on the Effective Date.

        The obligations of Liberty are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by Frontier of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Frontier; and (iii) the receipt of an opinion from LCI prior to the mailing of this proxy statement to the effect that the financial terms of the merger are fair to Liberty shareholders.

        Frontier and Liberty may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

REGULATORY REQUIREMENTS

        The merger of Frontier and Liberty is subject to prior approval by the Federal Reserve and DFI. An application for approval of the merger of Frontier and Liberty was filed with the Federal Reserve on April 18, 2000 and DFI on April 18, 2000. The merger of Frontier Bank and North Sound Bank is subject to the receipt of certain prior approvals from the FDIC and DFI. An application for such merger was filed with the FDIC and DFI on April 18, 2000.

        The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transaction.

        Frontier and Liberty are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the transactions contemplated by the Merger Agreement other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

        The Merger Agreement provides that if the Merger has not been consummated on or before December 31, 2000, the Merger Agreement may be terminated, subject to certain conditions, by Frontier or Liberty. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Liberty's shareholders, there can be no assurance that the Merger will be consummated by December 31, 2000. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

DISSENTERS' RIGHTS

        In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Liberty's shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Liberty Common Stock.

        If Liberty shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Liberty Common Stock, Frontier may elect not to consummate the Merger. Liberty shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Liberty and Frontier will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Liberty shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE WBCA, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX B.

        A shareholder who wishes to assert dissenters' rights must (a) deliver to Liberty before the vote is taken by Liberty shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Liberty at the following address within the requisite time period:

                        Liberty Bay Financial Corporation
                             19950 Seventh Avenue NE
                             Poulsbo, WA 98370-0329
                    Attn: Michael J. Clementz, President/CEO

        A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Liberty in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Liberty the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

        A SHAREHOLDER WHO DOES NOT DELIVER TO LIBERTY PRIOR TO THE VOTE BEING TAKEN BY LIBERTY SHAREHOLDERS A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY SHAREHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

        If the Merger is effected, Frontier as the surviving corporation shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things:
(a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which Frontier must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

        A shareholder wishing to exercise dissenters' rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

        Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, Frontier shall pay each dissenter with properly perfected dissenters' rights Frontier's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Liberty shares prior to the public announcement of the Merger, Frontier is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which Frontier can borrow money from other banks.

        A dissenter who is dissatisfied with Frontier's estimate of the fair value or believes that interest due is incorrectly calculated may notify Frontier of the dissenter's estimate of the fair value and amount of interest due. If Frontier does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Frontier must within 60 days petition a court to determine the fair value.

        In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Liberty who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

AMENDMENT; WAIVER; TERMINATION

        Frontier may elect to modify the structure of the Merger; provided, however, that Frontier shall not have the right to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Liberty shareholders are entitled to receive, or adversely affects the intended tax-free treatment to Liberty shareholders as a result of receiving such consideration or terminate the Merger Agreement because of a delay caused by such a revision in structure. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of Frontier and Liberty. After approval of the Merger Agreement by the shareholders of Liberty, the Merger Agreement will not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Liberty shareholders in exchange for their Liberty Common Stock or that would adversely affect the intended tax-free treatment to Liberty shareholders. For a discussion of this intended tax-free treatment see "THE MERGER--Certain Federal Income Tax Consequences."

        The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Liberty shareholders, as follows: (i) by the mutual consent of Frontier and Liberty, if the Board of Directors of each so determines by vote of a majority of the members of its entire board; (ii) by either party if the Merger is not consummated on or before December 31, 2000; (iii) by either party if the other party has committed a material breach that has not been cured within 30 days after the giving of written notice of such breach; (iv) by Frontier if Liberty enters any agreement with a view toward being acquired or effecting a business combination with any other person; or (v) by either party in the event the requisite shareholder approval by Liberty shareholders is not obtained.

        In the event of the valid termination of the Merger Agreement by either Frontier or Liberty, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors, except for the potential of a termination fee as described in the next section.

TERMINATION FEE

        As a condition and inducement to Frontier's entering into the Merger Agreement and in consideration thereof, each party has agreed to pay to the other a termination fee under certain circumstances. Liberty has agreed to pay to Frontier a termination fee of $350,000 in the event that: (i) the Merger Agreement is terminated because Liberty and North Sound Bank do not use their best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or (ii) Liberty terminates the Merger Agreement for any reason other than the grounds for termination for Mutual Consent, Breach or Delay. Frontier has agreed to pay to Liberty a termination fee of $350,000 in the event that: (i) the Merger Agreement is terminated because Frontier does not use its best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or
(ii) Frontier terminates the Merger Agreement for any reason other than the grounds for termination for Mutual Consent, Breach or Delay.

RESALE OF FRONTIER COMMON STOCK

        The shares of Frontier Common Stock to be issued to shareholders of Liberty upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Liberty or Frontier as that term is defined in the rules under the Securities Act. Frontier Common Stock received by those shareholders of Liberty who are deemed to be "affiliates" of Liberty on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Liberty generally include individuals or entities that control, are controlled by or are under common control with, Liberty, and may include the executive officers and directors of Liberty and certain of their affiliates as well as certain principal shareholders of Liberty. In the Merger Agreement, Liberty has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Liberty to enter into an agreement with Frontier providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Frontier Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of Frontier Common Stock received by affiliates of Liberty.

ACCOUNTING TREATMENT

        Consummation of the Merger is conditioned upon the receipt by Frontier and Liberty of a letter from Moss Adams, LLP, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical basis of assets and liabilities of Frontier and Liberty will be combined at the Effective Date and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Frontier and Liberty will be combined on Frontier's consolidated balance sheet. Income and other financial statements of Frontier issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Frontier and Liberty as if the Merger had taken place prior to the periods covered by such financial statements. There is no recognition of goodwill from the Merger under the pooling of interests account method.

EXPENSES

        The Merger Agreement provides that Frontier and Liberty each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Liberty may not incur expenses in connection with the transaction that exceed $125,000.

                      BUSINESS OF THE PARTIES TO THE MERGER

FRONTIER

        Frontier is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Frontier is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiaries, Frontier Bank, which is engaged in a general banking business and businesses related to banking, and FFP, Inc., a nonbank corporation which leases property to Frontier Bank. Frontier Bank conducts business from its main office in Everett, Washington and its 26 branch offices located in Snohomish, King, Whatcom and Skagit Counties.

        Frontier Bank, incorporated in 1978, is a Washington state-chartered commercial bank that serves individuals and businesses throughout Washington. Frontier Bank provides a full range of consumer banking services including savings accounts, checking accounts, installment and commercial lending, safe deposit facilities, time deposits and other consumer and business related financial services. In addition to consumer oriented activities, Frontier Bank maintains a strong commercial lending program, servicing businesses headquartered throughout Snohomish, King, Whatcom, and Skagit Counties. Frontier Bank offers discount brokerage services and operates a Real Estate Division that provides a broad range of home, construction and commercial long-term financing. Frontier Bank's Trust Department offers a full array of trust services and its Private Banking Office gives personal service to select customers. Frontier Bank also has an Insurance and Investment Center that markets annuities, life insurance products, and mutual funds to Frontier Bank customers and the general public.

        Frontier Bank's 26 locations include four offices in Everett, one office each in Arlington, Bellingham, Bothell, Buckley, Burlington, Edmonds, Lake City (North Seattle), Lake Stevens, Lynnwood, Marysville, Meridian Place (Puyallup), Mill Creek, Monroe, Mount Vernon, Orting, Redmond, Smokey Point, Snohomish, Stanwood, Sumner and Woodinville. The Bank opened a branch office in Kent, Washington on May 1, 2000.

        Financial and other information relating to Frontier is set forth in Frontier's Annual Report on Form 10-K for the year ended December 31, 1999, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Frontier, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is set forth in or incorporated by reference in Frontier's Annual Report on Form 10-K for the year ended December 31, 1999 and Frontier's Proxy Statement dated April 20, 2000 for its Annual Meeting of Shareholders. Copies of this information may be obtained from Frontier as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

FRONTIER YEAR 2000 ISSUES

        Many currently installed computer systems, software programs, and embedded data chips are programmed using a 2-digit date field and are therefore unable to distinguish dates beyond the 20th century. A failure to identify and correct any mission-critical internal or third party year 2000 processing problem could have a material adverse operational or financial consequence to Frontier. Frontier established a Year 2000 Committee in February 1997 with representatives from all significant functional areas which report to the Frontier Board of Directors. Thus far, Frontier has had no significant problems related to year 2000 issues associated with the computer systems, software, other property and equipment used by Frontier. However, Frontier cannot guarantee that the year 2000 problem will not adversely affect its business, operating results or financial condition at some point in the future. All of Frontier's mission-critical systems were successfully tested for year 2000 compliance, and Frontier has not experienced any significant year 2000 problems with its own mission-critical systems or any mission-critical third parties. Although Frontier has not experienced any significant year 2000 problems to date, Frontier plans to continue to monitor the situation closely.

LIBERTY

        Liberty was incorporated on June 3, 1985 as a bank holding company in Poulsbo, Washington. Liberty owns North Sound Bank, incorporated in 1979 as a Washington state-chartered commercial bank and Liberty Bay Premise Corporation, incorporated in 1994 as a bank real-estate investment company. In addition, North Sound Bank owns North Sound Financial Services, Inc., incorporated in 1994 as a financial service company.

        North Sound Bank conducts its banking business through 8 branches located in Kitsap, Jefferson and Clallam counties of Washington State. North Sound Bank offers a full range of consumer and business banking services including deposit and lending services with emphasis toward small to medium businesses. Services include checking, savings and time deposit accounts; real estate, consumer and commercial loans; safe deposit boxes, wire transfers and electronic banking products. Through North Sound Financial Services, Inc., full-service securities brokerage products and services are offered through its dealer-broker relationship with Raymond James Financial Services, Inc. North Sound Bank's main office and administrative office are in Poulsbo, Washington.

        As of March 31, 2000, North Sound Bank had a total of $139,577,000 in loans outstanding, an allowance for loan losses of $1,448,000, total deposits of $157,313,000, and total stockholders' equity of $18,584,000.

COMPETITION

        The primary service area of North Sound Bank is the tri-county area consisting of Kitsap, Jefferson and Clallam counties. Major cities within these counties are Poulsbo, Bainbridge Island, Port Townsend, Sequim, Port Angeles and the unincorporated area called Silverdale. North Sound Bank faces strong competition, both in attracting deposits and originating loans, from numerous national, regional and community banks, savings and loan associations, mutual savings banks, credit unions and other financial institutions. These and many other competitors are larger and more substantially capitalized than North Sound Bank. They have established positions in these counties and have greater resources than North Sound Bank for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds.

        The primary factors affecting competition for deposits and loans are interest rates, terms and fees. North Sound Bank relies on its close proximity to numerous local businesses, personal contacts and referrals by its officers, directors, employees, shareholders and customers and its reputation in the community to compete effectively.

FACILITIES

        North Sound Bank operates out of 8 offices. Following are descriptions of North Sound Bank's facilities at each location:

        Main and Administrative Office is located at 19950 - 7th Ave NE, Poulsbo, Washington. This 31,000 square feet building consists of a full basement and two floors. North Sound Bank owns the building leasing out 2,900 square feet to an unrelated mortgage company and 8,300 square feet to the US Navy. Bank operations, loan servicing and information services departments occupies the basement and executive/administrative offices occupies the 2nd floor. This full-service facility has three drive-up lanes and one ATM lane. North Sound Bank leases the land adjacent to this building for additional parking under a related-party lease agreement expiring in February 2006.

        Downtown Poulsbo Office is located at 19168 Jensen Way, Poulsbo, Washington. This 1,200 square feet space serves as a limited service branch offering only non-lending services. These premises are leased from an unrelated third party under a lease which expires in October 2001.

        Silverdale Office is located at 10705 Silverdale Way NE., Silverdale, Washington. This 14,500 square feet building consists of a full basement and two floors. Liberty owns the building leasing out 1,000 square feet to a unrelated security brokerage firm on the first floor. North Sound Banks' mortgage department occupies the basement and North Sound Financial Services, Inc. occupies 3,700 square feet of the 2nd floor. This full-service facility has two drive-up lanes and one ATM lane. The lease with Liberty expires in February 2007.

        Bainbridge Island Office is located at 901 Hildebrand Lane NE, Bainbridge Island, Washington. This full- service facility has two drive-up lanes and one ATM lane. North Sound Bank leases 3,800 square on the first floor of this two story building from an unrelated third party under a lease which expires July 2012.

        Port Townsend Office is located at 2200 Sims Way, Port Townsend, Washington. This 9,100 square feet building consists of two floors. This full-service facility has two drive-up lanes and one ATM lane. Liberty owns the building leasing out 1,400 square feet of the first floor to a doctor. The lease with Liberty expires July 2014.

        Sequim Office is located at 901 W Washington Street, Sequim, Washington. This full-service facility has two drive-up lanes and one ATM lane. This 4,000 square feet building is leased from the Liberty subsidiary, Liberty Bay Premise Corporation. The lease with Liberty Bay Premise Corporation expires in July 2006.

        Port Angeles Office is located at 1212 E First St., Port Angeles, Washington. This full-service facility has two drive-up lanes and one ATM lane. This 5,200 square feet building is leased from an unrelated third party under a lease which expires January 2009.

        Port Hadlock Office is located at 69 Oak Bay Road, Port Hadlock, Washington. This limited-service facility has one drive-up lane and one ATM lane. These premises are leased from an unrelated third party under a lease which expires in December 2001.

EMPLOYEES

        As of March 31, 2000, North Sound Bank had 67 full time and 35 part time employees. North Sound Financial Services, Inc. employed 6 full time and 1 part time persons. Liberty Bay Premise Corporation and Liberty do not directly employ anyone. North Sound Bank and North Sound Financial Services, Inc. provides a variety of benefits to its employees and believes employee relations are good.

LEGAL PROCEEDINGS

        Liberty's management believes that there is no threatened or pending legal proceedings against Liberty, North Sound Bank, Liberty Bay Premise Corporation, or North Sound Financial Services, Inc. which, if determined adversely, would have a material adverse effect on the business or financial position of Liberty, North Sound Bank or their subsidiaries.

LIBERTY YEAR 2000 ISSUES

        Many currently installed computer systems, software programs, and embedded data chips are programmed using a 2-digit date field and are therefore unable to distinguish dates beyond the 20th century. A failure to identify and correct any mission-critical internal or third party year 2000 processing problem could have a material adverse operational or financial consequence to Liberty. Thus far, Liberty has had no significant problems related to year 2000 issues associated with the computer systems, software, other property and equipment used by Liberty. However, Liberty cannot guarantee that the year 2000 problem will not adversely affect its business, operating results or financial condition at some point in the future. All of Liberty's mission-critical systems were successfully tested for year 2000 compliance, and Liberty has not experienced any significant year 2000 problems with its own mission-critical systems or any mission-critical third parties. Although Liberty has not experienced any significant year 2000 problems to date, Liberty plans to continue to monitor the situation closely.

                           SUPERVISION AND REGULATION

INTRODUCTION

        The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations which apply to and regulate the operation of the banking industry, many are not referenced below.

THE HOLDING COMPANIES

GENERAL

        Frontier and Liberty are bank holding companies by virtue of their respective ownership of Frontier Bank and North Sound Bank, and are registered as such with the Federal Reserve. As bank holding companies, Frontier and Liberty are subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), which governs and subjects each of them and their respective subsidiaries to supervision and examination by the Federal Reserve. Under the BHCA, Frontier and Liberty file with the Federal Reserve annual reports of their operations and such additional information as the Federal Reserve may require.

BANK HOLDING COMPANY STRUCTURE

        In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activies. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see below under "Regulation of Banking Subsidiaries - Recent Federal Legislation - Interstate Banking and Branching").

        Federal Reserve Regulation. Bank holding companies must obtain the Federal Reserve's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and
(3) acquire substantially all of the assets of any additional banks. Until September 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state restrictions, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

        Control of Nonbanks. With certain exceptions, the BHCA also prohibits bank holding company from acquiring direct or indirect ownership or control of voting shares in any company other than a bank or a bank holding company unless the Federal Reserve finds the company's business to be incidental to the business of banking. When making this determination, the Federal Reserve in part considers whether allowing a bank holding company to engage in those activies would offer advantages to the public that would outweigh possible adverse effects.

        The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Econmic Growth Act") amended the BHCA to eliminate the requirement that a bank holding company seek Federal Reserve approval before engaging de novo in permissible nonbanking activities, if the holding company is well capitalized and meets certain other criteria specified in the same statute. A bank holding company meeting the specifications is now required only to notify the Federal Reserve within 10 business days after the activity has begun.

        Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring "control" of a bank holding company to provide the FRB with at least 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve has 60 days to issue a notice disapproving the proposed acquisition, but the Federal Reserve may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act") would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares of Frontier, or otherwise obtain control over Frontier.

TRANSACTIONS WITH AFFILIATES

        Frontier and its subsidiaries, and likewise Liberty and North Sound Bank, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, Sections 23A and 23B of the Federal Reserve Act: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar type of transactions.

REGULATIONS OF MANAGEMENT

        Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

FIRREA

        The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalities for violating statutes and regulations.

TIE-IN ARRANGEMENTS

        Frontier, Liberty and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither Frontier, Liberty nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April 1997, the Federal Reserve has adopted significant amendments to its anti-tying rules that: (1) remove Federal Reserve-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) create exemptions from the statutory restriction on bank tying arrangements to allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient a lower-cost service to customers. However, the impact of the amendments on Frontier, Liberty and their subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

        As corporations chartered under the laws of the State of Washington, Frontier and Liberty may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

SECURITIES REGISTRATION AND REPORTING

        The Frontier Common Stock is registered as a class with the SEC under the Securities Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by Frontier under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by Frontier are subject to the registration requirements of the Securities Act and applicable state securities laws unless exemptions are available.

THE BANKS

GENERAL

        Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

        Frontier Bank and North Sound Bank are state-chartered commercial banks subject to extensive regulation and supervision by the Washington Department of Financial Institutions Division of Banks ("DFI"). Frontier Bank and North Sound Bank (the "Banks") are also subject to regulation and examination by the FDIC, which insures their respective deposits to the maximum extent permitted by law. The federal laws that apply to the Banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the Banks generally have been promulgated to protect depositors and not to protect stockholders of such institutions or their holding companies.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the Federal Reserve's discount window; and require regulators to perform periodic on-site bank examinations and set standards for real estate lending.

LOANS-TO-ONE BORROWER

        Each of the Banks is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 20% of unimpaired capital. Each of the Banks is in compliance with applicable loans-to-one borrower requirements.

FDIC INSURANCE

        Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the BIF and/or the SAIF, as applicable, based on their risk classification.

        In September of 1996, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted. The Funds Act provided, among other things, for the recapitalization of the SAIF through a special assessment on all depository institutions that hold SAIF insured deposits. The one-time assessment was designed to place the SAIF at its 1.25 reserve ratio goal.

        The Funds Act, for the three-year period beginning in 1997, subjects BIF insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF insured deposits (approximately 6.5 basis points). Beginning in the year 2000, BIF insured institutions will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

        Until further action by the FDIC, BIF premiums will be maintained at their current level. Accordingly, institutions in the lowest risk category will continue to pay no premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 0 to 27 basis points.

        The Funds Act provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date. It is expected that Congress will continue to address comprehensive legislation on the merger of the funds and elimination of the thrift charter.

        The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

CAPITAL REQUIREMENTS

        Capital Adequacy Requirements. The Federal Reserve and the FDIC (collectively, the "Agencies") have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels.

        The current guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, up to 45% of pretax net unrealized holding gains of equity securities, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Neither of the Banks have received any notice indicating that it will be subject to higher capital requirements.

        Under these guidelines, banks' assets are given risk-weights of 0%, 20%, 50% or 100%. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

        The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

        Prompt Corrective Action. Regulations adopted by the Agencies as required by FDICIA impose even more stringent capital requirements. The FDIC and other Agencies must take certain "prompt corrective action" when a bank fails to meet capital requirements. The regulations establish and define five capital levels: (1) "well-capitalized," (2) "adequately capitalized," (3) "undercapitalized," (4) "significantly undercapitalized" and (5) "critically undercapitalized." To qualify as "well-capitalized," an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a leverage ratio of no less than 5%. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a leverage ratio of at least 4%). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Prospectus/Proxy statement, neither Frontier, Liberty, nor their respective subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

LIQUIDITY REQUIREMENTS

RESTRICTIONS ON CAPITAL DISTRIBUTIONS

        Dividends paid to Frontier by its subsidiaries are the material source of Frontier's cash flow. Likewise, dividends paid to Liberty by North Sound Bank are the material source of Liberty's cash flow. Various federal and state statutory provisions limit the amount of dividends Frontier's and Liberty's banking subsidiaries are permitted to pay to Frontier and Liberty, respectively, without regulatory approval. Federal Reserve policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset qualify, and overall financial condition.

        If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the Federal Reserve and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

        Under Washington law, the Banks may not declare or pay a cash dividend on their capital stock if it would cause its net worth to be reduced below (1) the amounts required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of DFI. Dividends on Frontier Bank's capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of Frontier Bank, without the approval of DFI.

FEDERAL RESERVE SYSTEM

        The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of 3% must be maintained against total transaction accounts of $49.8 million or less (after a $4.2 million exemption), and an initial reserve of 10% (subject to adjustment by the Federal Reserve to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. Both of the Banks are in compliance with applicable requirements.

        The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Frontier and Liberty's banking subsidiaries.

RECENT FEDERAL LEGISLATION

        Interstate Banking and Branching: The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") generally permits nationwide interstate banking and branching by relaxing federal law restrictions on interstate banking and providing general authorization for interstate branching. Subject to certain state laws, such as age and contingency laws, the Interstate Act allows adequately capitalized and adequately managed bank holding companies to purchase the assets of out-of-state banks). Additionally, since June 1, 1997, the Interstate Act permits interstate bank mergers, subject to these state laws, unless the home state of either merging bank has "opted-out" of these provisions by enacting "opt-out" legislation. The Interstate Act does allow states to impose certain conditions on interstate bank mergers within their borders; for example, states may require that the in-state merging bank exist for up to five years before the interstate merger. Under the Interstate Act, states may also "opt-in" to de novo branching, allowing out-of-state banks to establish de novo branches within the state.

        In 1996, Washington enacted "opting in" legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, as of June 6, 1996, an out-of-state bank holding company may now acquire more than 5% of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if the requirements of Washington's interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996, (2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington law. Additionally, the Director of the Division may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

        The Agencies recently adopted regulations, under which banks are prohibited from using their interstate branches primarily for deposit production. The Agencies have accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

        Regulatory Improvement. In 1994, Congress enacted the Community Development and Regulatory Improvement Act ("Regulatory Improvement Act"), with the intent of, among other things, reducing the regulatory burden on financial institutions. This Act is intended to streamline certain regulatory procedures and relax certain regulatory compliance requirements. In addition, the Regulatory Improvement Act specifically directs each federal banking agency to review and streamline its regulations and written supervisory policies.

        Financial Services Modernization. In 1999, the Financial Services Modernization Act was enacted which: (1) repealed historical restrictions on preventing banks from affiliating with securities firms, (2) broadens the activities that may be conducted by national banks and banking subsidiaries of holding companies, and (3) provides an enhanced framework for protecting the privacy of consumers' information. In addition, bank holding companies may be owned, controlled or acquired by any company engaged in financially related activities, as long as such company meets regulatory requirements. To the extent that this legislation permits banks to affiliate with financial services companies, the banking industry may experience further consolidation, although the impact of this legislation on Frontier and Liberty is unclear at this time.

REGULATORY ENFORCEMENT AUTHORITY

        The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

           VOTING SECURITIES OF LIBERTY AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth, as of the Record Date, information as to the shares of Liberty Common Stock beneficially owned by each person who, to the knowledge of Liberty, is the owner of more than 5% of the outstanding shares of Liberty Common Stock, by each director of Liberty, by the Chief Executive Officer of Liberty, and by all executive officers and directors of Liberty as a group.

                                   NUMBER OF SHARES
                                     BENEFICIALLY    PERCENT OF SHARES
        NAME                          OWNED(1)(2)       OUTSTANDING
----------------------------          -----------       -----------
Harry C. James                           6,735             3.18%
Michael J. Clementz(3)                  27,406            12.97%
Walter W. Hogue                          3,122             1.48%
Dorothy L. Bradley                       5,250             2.48%
Fred D. Hill(4)                          4,516             2.13%
Mark D. Freeman(5)                       8,091             3.81%
J. Timothy Ryan                          3,392             1.60%
Reinhold F. Bergstrom                    1,750                *
Robert W. Robinson                       2,500             1.17%
Directors and Executive
Officers, as a group(10) (6)            65,362            29.30%

---------------
*Less than 1%

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Liberty Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms or ownership, over which shares the persons named in the table possess voting and/or investment power. The table does not include shares held by Liberty's profit sharing plan, of which Mr. Clementz, Mr. Freeman and another executive officer are participants, because Key Bank is trustee of such plan and has sole voting and dispositive power over the shares held by such plan.

(2) The number of shares shown includes shares that the above persons have the right to acquire through the exercise of stock options granted pursuant to Liberty's incentive and director stock option plans: Mr. James: 1,250; Mr.
    Clementz: 1,000; Mr. Hogue: 750; Ms. Bradley: 1,250; Mr. Hill: 750; Mr.
    Freeman: 2,000; Mr. Ryan: 1,250; Mr. Robinson: 1,950; other executive officer: 900.

(3) Includes 226 shares held by Mr. Clementz's spouse as separate property and Mr. Clementz disclaims beneficial ownership of such shares. Includes 3,500 shares held in the name of Leo B. Clementz, Jr. and Shirlee A. Clementz, JTWROS, parents of Mr. Clementz to which he has power of attorney, and to which shares he disclaims beneficial ownership of. Includes 1,600 shares held by a corporation of which Mr. Clementz is an officer and director. Includes 21,080 shares held by a limited liability company of which Mr. Clementz is the Manager.

(4) Includes 400 shares held by Mr. Hill's spouse as separate property, and Mr. Hill disclaims beneficial owernship of such shares.

(5) Includes 110 shares held in Mr. Freeman's individual retirement account.

(6) Includes 300 shares held in trust for the benefit of an executive officer that are not reflected elsewhere in the chart.

                      DESCRIPTION OF FRONTIER CAPITAL STOCK

        Frontier is authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value per share. Frontier Common Stock is listed for trading on the Nasdaq National Market under the symbol "FTBK." Each share of Frontier Common Stock has the same relative rights and is identical in all respects with every other share of Frontier Common Stock. The following summary is not a complete description of the applicable provisions of the Frontier Articles of

Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

COMMON STOCK

        Voting Rights. The holders of Frontier Common Stock possess exclusive voting rights in Frontier. Each holder of Frontier Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Frontier Common Stock. Holders of shares of Frontier Common Stock are not entitled to cumulate votes for the election of directors.

        Dividends. The holders of Frontier Common Stock are entitled to such dividends as the Frontier Board may declare from time to time out of funds legally available therefor. Dividends from Frontier depend upon the receipt by Frontier of dividends from its subsidiaries because Frontier has no source of income other than dividends from its subsidiaries.

        Liquidation. In the event of liquidation, dissolution or winding up of Frontier, the holders of shares of Frontier Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of Frontier.

        Other Characteristics. Holders of Frontier Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of Frontier Common Stock which may be issued. Therefore, the Board of Directors of Frontier may authorize the issuance and sale of shares of common stock of Frontier without first offering them to existing shareholders of Frontier. Frontier Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Frontier Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

PREFERRED STOCK

        Frontier's Articles of Incorporation authorize the Board of Directors of Frontier to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Frontier in any transaction not approved by the Board of Directors of Frontier. As of the Record Date, there are no outstanding shares of preferred stock of Frontier.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

        Frontier is incorporated under the laws of the State of Washington and, accordingly, the rights of Frontier's shareholders are governed by Frontier's Articles of Incorporation, Bylaws and the WBCA. Liberty is incorporated under the laws of the State of Washington and, accordingly, the rights of Liberty's shareholders are governed by Liberty's Articles of Incorporation, Bylaws and the WBCA.

        Upon consummation of the Merger, shareholders of Liberty will become shareholders of Frontier and, as such, their rights will be governed by Frontier's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the rights of a Frontier shareholder under Frontier's Articles of Incorporation and Bylaws, and the rights of a Liberty shareholder under Liberty's Articles of Incorporation and Bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See "WHERE YOU CAN FIND MORE INFORMATION."

BOARD OF DIRECTORS

        Frontier. Frontier's Amended and Restated Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 25 directors, divided into three classes, with members of each class of directors being elected for a term of three years. The current number of directors is set at fourteen. Because a certain number, but not all, of the directors are elected on a rotating basis each year, a change in the composition of the Board of Directors, and a potential change in control of a corporation, becomes a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, there must be at least two annual elections for the shareholders to change a majority of the directors. Cumulative voting is not permitted in the election of directors.

        Liberty. Liberty's Bylaws provide that its Board of Directors shall consist of not less than five nor more than 11 directors, each of whom hold office until the next annual meeting. Cumulative voting is not permitted in the election of directors.

REMOVAL OF DIRECTORS

        Frontier. Frontier's Amended and Restated Articles of Incorporation provide that any director or the entire Board of Directors may be removed by the shareholders only for cause and only by a vote of the holders of at least two-thirds of the shares then entitled to vote at such meeting. The requirement that directors may be removed only for cause and only upon an two-thirds vote makes it difficult for a person or entity immediately to acquire control of the Frontier Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

        Liberty. A director of Liberty may be removed, with or without cause, by the shareholders at a special meeting called for that purpose.

VACANCIES ON THE BOARD OF DIRECTORS

        Frontier. The Amended and Restated Articles of Incorporation of Frontier provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

        Liberty. Liberty's Bylaws provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

        Frontier. The Bylaws of Frontier provide that special meetings of shareholders may be called by the President, the Board of Directors or at the request of shareholders holding 10% of all the outstanding shares of Frontier. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of Frontier by making it more difficult for a person or entity to obtain immediate control of Frontier between one annual meeting and the next.

        Liberty. The Bylaws of Liberty provide that special meetings of shareholders may be called by the Chairman, a majority of the directors, or shareholders holding 10% of the shares entitled to vote at the meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

        Frontier. Pursuant to Frontier's Bylaws, Frontier will, to the fullest extent permitted by the WBCA, indemnify the directors and officers of Frontier for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Frontier. The Board of Directors of Frontier may approve indemnification of any other person which Frontier has the power to indemnify under the WBCA. Frontier's Articles of Incorporation provide that the directors of Frontier shall not be personally liable for monetary damages to Frontier for conduct as directors, except for liabilities that involve intentional misconduct by the director, a knowing violation of law by the director, conduct violating provisions of the WBCA relating to unlawful distributions by Frontier, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Frontier.

        Liberty. Liberty's Restated Articles of Incorporation provide that Liberty's directors and officers shall be indemnified and held harmless by Liberty to the fullest extent permitted by the WBCA, provided that no indemnification may be provided with respect to proceedings initiated by such officer or director unless such proceeding was authorized by Liberty's Board of Directors. The Liberty Board of Directors may approve indemnification of any other person which Liberty has the power to indemnify. Under certain circumstances, Liberty's mandatory indemnification provisions apply to certain employees or agents of Liberty, provided that such indemnification is authorized by the WBCA.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

        Frontier. Frontier's Amended and Restated Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Frontier Common Stock. Frontier's Bylaws may be amended by a majority vote of the Board of Directors or by the holders of a majority of the outstanding shares of Frontier.

        Liberty. Liberty's Amended and Restated Articles of Incorporation may be amended by a majority vote of the outstanding shares of Liberty Common Stock. Liberty's Bylaws may be amended, altered or repealed by a majority vote of the Liberty Board or by the affirmative vote of a majority of shareholders.

POTENTIAL ANTI-TAKEOVER PROVISONS

        Frontier. Frontier's Amended and Restated Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of Frontier Common Stock or delaying or preventing a change of control in Frontier. One provision is the classification of the Frontier Board into three classes with the term on only one class expiring each year. (see, "Classified Board of Directors.") Another provision in Frontier's Articles of Incorporation authorizes Frontier's Board to issue up to 10,000,000 shares of Frontier Preferred Stock in one or more series and to fix the powers and rights thereto, including dividend rights, conversion rights, redemption terms, liquidation rights and voting rights without any further vote of Frontier's shareholders. See, "DESCRIPTION OF FRONTIER CAPITAL STOCK--Preferred Stock."

        The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Subject to certain exceptions, pursuant to the Fair Price Provision, a merger, share exchange, sale of assets other than in the regular course of business, or dissolution of a corporation involving an Interested Shareholder owning beneficially 20% or more of the corporation's voting securities must be approved by the holders of two-thirds of the corporation's outstanding voting securities, other than those shares held by an Interested Shareholder. This restriction does not apply if a majority of the Board of Directors, excluding Interest Directors, determine that the fair market value of the consideration received as a result of the transaction by shareholders who are not Interested Shareholders is not less than the highest consideration paid by the Interested Shareholder for the corporation's shares during the preceding two years or if the transaction is approved by a majority of directors who are not affiliated with the Interested Shareholder.

        The WBCA also prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially owns 10% or more of the voting securities of a target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's Board of Directors prior to the date of the acquisition. The significant business transactions include, among others, a merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations with either their principal executive offices in Washington or a majority of their employees resident in Washington. Frontier currently meets these standards and is subject to these limitations.

        Liberty. Although Liberty is subject to the same restrictions as Frontier that are set forth in the WBCA, Liberty's Amended and Restated Articles of Incorporation and Bylaws do not include anti-takeover provisions.

                                 LEGAL OPINIONS

        The validity of the Frontier Common Stock to be issued in the Merger is being passed upon for Frontier by Keller Rohrback L.L.P., Seattle, Washington. Keller Rohrback L.L.P. will deliver an opinion concerning certain federal income tax consequences of the Merger.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference from Frontier's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Moss Adams, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  OTHER MATTERS

        The Liberty Board is not aware of any business to come before the Liberty Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Liberty Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                              GLOSSARY OF KEY TERMS

CEO..........................................     Chief Executive Officer.

LCI..........................................     Leslie Childress, Inc., and its affiliate,
                                                  Childress Investment Research, Inc.

Code.........................................     Internal Revenue Code of 1986, as amended,
                                                  and the regulations promulgated thereunder.

Commission...................................     The Securities and Exchange Commission.

DFI..........................................     Department of Financial Institutions of the
                                                  State of Washington.

Dividend Record Date.........................     The date a shareholder must be a shareholder
                                                  of record of a company to be entitled to
                                                  receive the dividend.

Effective Date...............................     The time the closing of the Merger will be
                                                  effective pursuant to the Merger Agreement.

Exchange Ratio...............................     The number of shares of Frontier Common Stock
                                                  that the shareholders of Liberty, other than
                                                  the Dissenting Shareholders, will receive for
                                                  each share of Liberty Common Stock upon
                                                  consummation of the Merger.

FDIC.........................................     Federal Deposit Insurance Corporation.

Federal Reserve..............................     The Board of Governors of the Federal Reserve
                                                  System.

Frontier Board...............................     Board of Directors of Frontier.

Frontier Common Stock........................     Frontier's common stock, no par value.

Frontier.....................................     Frontier Financial Corporation, a Washington
                                                  Bank Holding Company.

Interested Shareholder.......................     Shareholders with conflicting interests who
                                                  may not be counted in certain shareholder
                                                  votes as described in the WBCA 8.730(2).

Merger Agreement.............................     The Agreement and Plan of Mergers, dated as
                                                  of March 15, 2000, between Frontier, Liberty,
                                                  Frontier Bank, and North Sound Bank.

Merger.......................................     The merger of Liberty with and into Frontier
                                                  and the subsequent merger of North Sound Bank
                                                  with and into Frontier Bank in accordance
                                                  with the Merger Agreement.

Nasdaq.......................................     The Nasdaq national market.

Prospectus/Proxy Statement...................     The statement which is to be mailed to
                                                  Liberty and North Sound Bank's
                                                  shareholders, together with
                                                  any amendments and
                                                  supplements.

RCW..........................................     Revised Code of Washington.

Record Date..................................     ____________, 2000.

SEC..........................................     The Securities and Exchange Commission.

Securities Act...............................     The Securities Act of 1933, as amended.

Special Meeting..............................     The special meetings of shareholders of
                                                  Liberty to be held at the time
                                                  and at the place specified in
                                                  the Notice of Special Meeting
                                                  of Shareholders attached to
                                                  the Prospectus/Proxy
                                                  Statement.

Liberty......................................     Liberty Bay Financial Corporation, a
                                                  Washington Bank Holding Company.

Liberty Board................................     Board of Directors of Liberty.

Liberty Common Stock.........................     Liberty's common stock, par value of $1.00
                                                  per share.

WBCA.........................................     The Washington Business Corporations Act.


                                                                      APPENDIX A



                 ----------------------------------------------



                         AGREEMENT AND PLAN OF MERGERS

                                    BETWEEN

                         FRONTIER FINANCIAL CORPORATION
                                      AND
                                 FRONTIER BANK

                                      AND

                       LIBERTY BAY FINANCIAL CORPORATION
                                      AND
                                NORTH SOUND BANK



                 ----------------------------------------------





                           Dated as of March 15, 2000

                                TABLE OF CONTENTS


                                                                                                Page
                                                                                                ----
RECITALS....................................................................................     A-1


DEFINITIONS.................................................................................     A-2


I.      MERGERS.............................................................................     A-7

        1.1    THE CORPORATE MERGER.........................................................     A-7
        1.2    THE BANK MERGER..............................................................     A-8
        1.3    DISSENTING SHARES............................................................     A-8
        1.4    EFFECTIVE DATE...............................................................     A-8

II.     CONSIDERATION.......................................................................     A-9

        2.1    EXCHANGE CONSIDERATION.......................................................     A-9
        2.2    FRACTIONAL SHARES............................................................     A-9
        2.3    SHAREHOLDER RIGHTS; STOCK TRANSFERS..........................................     A-9
        2.4    EXCHANGE PROCEDURES..........................................................     A-9
        2.5    EXCHANGE RATIO/FRONTIER AVERAGE DAILY CLOSING PRICE ADJUSTMENTS..............    A-10
        2.6    EXCEPTION SHARES.............................................................    A-10
        2.7    RESERVATION OF RIGHT TO REVISE TRANSACTION...................................    A-10
        2.8    OPTIONS......................................................................    A-10

III.    ACTIONS PENDING CONSUMMATION........................................................    A-11

        3.1    CAPITAL STOCK................................................................    A-11
        3.2    DIVIDENDS, ETC...............................................................    A-11
        3.3    INDEBTEDNESS; LIABILITIES; ETC...............................................    A-12
        3.4    LINE OF BUSINESS; OPERATING PROCEDURES; ETC..................................    A-12
        3.5    LIENS AND ENCUMBRANCES.......................................................    A-12
        3.6    COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.....................................    A-12
        3.7    BENEFIT PLANS................................................................    A-12
        3.8    CONTINUANCE OF BUSINESS......................................................    A-12
        3.9    AMENDMENTS...................................................................    A-13
        3.10   CLAIMS.......................................................................    A-12
        3.11   CONTRACTS....................................................................    A-12
        3.12   LOANS........................................................................    A-13
        3.13   TRANSACTION EXPENSES.........................................................    A-13

IV.     REPRESENTATIONS AND WARRANTIES......................................................    A-13

        4.1    LIBERTY AND NORTH SOUND BANK REPRESENTATIONS AND WARRANTIES..................    A-13
        4.2    FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES....................    A-22

V.      COVENANTS...........................................................................    A-25

        5.1    BEST EFFORTS.................................................................    A-25
        5.2    THE PROXY....................................................................    A-25
        5.3    REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.......................    A-25
        5.4    REGISTRATION STATEMENT EFFECTIVENESS.........................................    A-26
        5.5    PRESS RELEASES...............................................................    A-26

        5.6    ACCESS; INFORMATION..........................................................    A-26
        5.7    STANDSTILL...................................................................    A-27
        5.8    REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS
               PREPARATION..................................................................    A-27
        5.9    BLUE-SKY FILINGS.............................................................    A-27
        5.10   APPOINTMENT OF DIRECTOR......................................................    A-27
        5.11   AFFILIATE AGREEMENTS.........................................................    A-27
        5.12   CERTAIN POLICIES OF LIBERTY AND NORTH SOUND BANK.............................    A-27
        5.13   STATE TAKEOVER LAW...........................................................    A-28
        5.14   NO RIGHTS TRIGGERED..........................................................    A-28
        5.15   SHARES LISTED................................................................    A-28
        5.16   REGULATORY APPLICATIONS......................................................    A-28
        5.17   REGULATORY DIVESTITURES......................................................    A-28
        5.18   CURRENT INFORMATION..........................................................    A-28
        5.19   INSURANCE....................................................................    A-29
        5.20   POST-MERGER ACTIONS..........................................................    A-29

VI.     CONDITIONS TO CONSUMMATION OF THE MERGERS...........................................    A-29

        6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.......................................    A-29
        6.2    CONDITIONS TO OBLIGATIONS OF FRONTIER........................................    A-30
        6.3    CONDITIONS TO OBLIGATIONS OF LIBERTY AND NORTH SOUND BANK....................    A-31

VII.    TERMINATION.........................................................................    A-32

        7.1    EVENTS OF TERMINATION........................................................    A-32
        7.2    CONSEQUENCES OF TERMINATION..................................................    A-33
        7.3    TERMINATION FEE..............................................................    A-33

VIII.   OTHER MATTERS.......................................................................    A-33

        8.1    SURVIVAL.....................................................................    A-33
        8.2    WAIVER; AMENDMENT............................................................    A-34
        8.3    COUNTERPARTS.................................................................    A-34
        8.4    GOVERNING LAW................................................................    A-34
        8.5    EXPENSES.....................................................................    A-34
        8.6    CONFIDENTIALITY..............................................................    A-34
        8.7    NOTICES......................................................................    A-34
        8.8    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...........................    A-35
        8.9    BENEFIT PLANS................................................................    A-35
        8.10   HEADINGS.....................................................................    A-35

                          AGREEMENT AND PLAN OF MERGERS

        AGREEMENT AND PLAN OF MERGERS, dated as of the 15th day of March, 2000 (this "Plan"), is between LIBERTY BAY FINANCIAL CORPORATION ("Liberty"), NORTH SOUND BANK, FRONTIER FINANCIAL CORPORATION ("Frontier") and FRONTIER BANK.

                                    RECITALS

        (A) LIBERTY. Liberty is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Poulsbo, Washington. Liberty is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, Liberty has 450,000 authorized shares of common stock, $10.00 par value ("Liberty Common Stock"), of which 210,298 shares of Liberty Common Stock are issued and outstanding, no other class of capital stock being authorized. As of February 29, 2000, Liberty had capital of $21,260,820, divided into common stock of $2,103,660, surplus of $6,915,979, and retained earnings of $12,241,181. As of the date of this Plan, Liberty has 35,000 shares of Liberty Common Stock reserved for issuance under an Employee Stock Option Plan ("Employee Options") pursuant to which options covering 14,050 shares of Liberty Common Stock are outstanding. As of the date of this Plan, Liberty has 15,000 shares of Liberty Common Stock reserved for issuance under a Director Stock Option Plan ("Director Options") pursuant to which options covering 6,500 shares of Liberty Common Stock are outstanding.

        (B) NORTH SOUND BANK. North Sound Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, North Sound Bank has 49,177 authorized shares of common stock, $30.00 par value per share ("North Sound Bank Common Stock") (no other class of capital stock being authorized), of which 24,706 shares of North Sound Bank Common Stock are issued and outstanding. All of the issued and outstanding shares of North Sound Bank Common Stock are owned by Liberty, the sole shareholder of North Sound Bank.

        (C) FRONTIER. Frontier is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Everett, Washington. Frontier is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of February 29, 2000, Frontier had capital of $149,693,690, divided into common stock of $91,330,779, comprehensive income of <$58,065>, and retained earnings of $58,420,956. As of the date of this Plan, Frontier has 100,000,000 authorized shares of common stock, no par value per share ("Frontier Common Stock"), of which 17,458,193 shares of Frontier Common Stock are issued and outstanding, and has 10,000,000 authorized shares of preferred stock, no par value per share ("Frontier Preferred Stock"), of which no shares are issued and outstanding.

        (D) FRONTIER BANK. Frontier Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, Frontier Bank has 83,029 authorized shares of common stock, $37.50 par value per share ("Frontier Bank Common Stock") (no other class of capital stock being authorized), of which 72,600 shares are issued and outstanding and owned by Frontier, the sole shareholder of Frontier Bank.

        (E) VOTING AGREEMENT. As a condition and an inducement to Frontier's and Frontier Bank's willingness to enter into this Plan, the directors and officers of North Sound Bank and Liberty have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Liberty Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with Frontier and Frontier Bank.

        (F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
Schedule 4. l(C), or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan, there are no shares of capital stock of Liberty or North Sound Bank authorized and reserved for issuance; neither Liberty nor North Sound Bank has any Rights (as defined below) issued or outstanding; and neither Liberty nor North Sound Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Liberty Common Stock.

        (G) APPROVALS. At meetings of the respective Boards of Directors of Liberty, North Sound Bank, Frontier and Frontier Bank, each such Board has approved and authorized the execution of this Plan in counterparts.

        In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

        (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

        "Appraisal Laws" has the meaning assigned to such term in Section 1.3.

        "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

        "Bank Financial Reports" has the meaning assigned to such term in
Section 4.1(H).

        "Bank Merger" has the meaning assigned to such term in Section 1.2.

        "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

        "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP.

        "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

        "Company" has the meaning assigned to such term in the first paragraph to this Plan.

        "Compensation and Benefit Plans" has the meaning assigned to such term in Section 4.1(Q)(1).

        "Continuing Corporation" has the meaning assigned to such term in
Section 1.1(A).

        "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

        "Corporate Merger" has the meaning assigned to such term in Section 1.1.

        "Daily Sales Price" for any trading day shall be equal to the average (rounded to four decimals) of the daily high and low trading prices per share of Frontier Common Stock on the NASDAQ Stock Market reporting system, as reported in The Wall Street Journal.

        "Department" means the Department of Financial Institutions of the State of Washington.

        "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the Frontier Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

        "Dissenting Shares" means the shares of Liberty Common Stock held by those shareholders of Liberty who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

        "Dividend Record Date" has the meaning assigned to such term in Section 3.2(A).

        "Effective Date" has the meaning assigned to such term in Section 1.4.

        "Eligible Liberty Common Stock" means shares of Liberty Common Stock other than Exception Shares and Dissenting Shares.

        "Employee Option" has the meaning assigned to such term in Section 2.8.

        "Employment Agreement" shall mean Exhibit C.

        "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

        "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

        "ERISA Affiliate" has the meaning assigned to such term in Section 4.1(Q)(3).

        "ERISA Plans" has the meaning assigned to such term in Section
4.1(Q)(2).

        "Exception Shares" means shares held by any of Liberty's Subsidiaries or by Frontier or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

        "Exchange Agent" has the meaning assigned to such term in Section 2.4.

        "Exchange Ratio" has the meaning assigned to such term in Section
2.1(B).

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Reports" has the meaning assigned to such term in Section 4.1(H).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Frontier" has the meaning assigned to such term in the first paragraph of this Plan.

        "Frontier Average Closing Price" means the price equal to the average (rounded to four decimals) of each Daily Sales Price of Frontier Common Stock for the trading days beginning on the twentieth day immediately preceding the Effective Date through and including the tenth day immediately preceding the Effective Date.

        "Frontier Bank Common Stock" has the meaning assigned to such term in paragraph (D) of the Recitals.

        "Frontier Common Stock" has the meaning assigned to such term in paragraph (C) of the Recitals.

        "Frontier Transaction" means: (1) a merger, consolidation or similar transaction involving Frontier, where Frontier is not the corporation surviving such transaction or where a change of control of Frontier is otherwise effected,
(2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Frontier or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Frontier and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Frontier or any of its significant subsidiaries other than the issuance of Frontier Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Frontier.

        "GAAP" means generally accepted accounting principles consistently applied.

        "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

        "Liberty Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

        "Loan/Fiduciary Property" means any property owned or controlled by Liberty or any of its Subsidiaries or in which Liberty or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Liberty or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

        "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

        "Meeting" has the meaning assigned to such term in Section 5.2.

        "Mergers" means the merger of Liberty with and into Frontier, and North Sound Bank with and into Frontier Bank.

        "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

        "North Sound Bank" has the meaning assigned to such term in the first paragraph of this Plan.

        "North Sound Bank Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

        "Participation Facility" means any facility in which Liberty or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

        "Party" means a party to this Plan.

        "Pension Plan" has the meaning assigned to such term in Section
4.1(Q)(2).

        "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

        "Plan" means this Agreement and Plan of Mergers, together with all Exhibits and Schedules annexed to, and incorporated by specific reference, as a part of this Plan.

        "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

        "Proxy Statement" has the meaning assigned to such term in Section 5.2.

        "Registration Statement" has the meaning assigned to such term in
Section 5.2.

        "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

        "RCW" means the Revised Code of Washington, as amended.

        "Rights" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

        "Tax Returns" has the meaning assigned to such term in Section 4.1(AA).

        "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Termination Date" has the meaning assigned to such term in Section 1.4.

        "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) Liberty or any Subsidiary of Liberty, and (2) Frontier or any Subsidiary of Frontier.

        (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                               ARTICLE I. MERGERS

        1.1 THE CORPORATE MERGER. Subject to the provisions of this Plan, on the Effective Date:

             (A) CONTINUING CORPORATION. Liberty shall be merged with and into Frontier pursuant to the terms and conditions set forth herein. Upon consummation of the Corporate Merger, the separate existence of Liberty shall cease and Frontier shall continue as the Continuing Corporation.

             (B) CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of Frontier, in effect immediately prior to the Effective Date, shall become the certificate of incorporation and bylaws of the Continuing Corporation. The directors and officers of Frontier in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified; provided, however, that Michael J. Clementz shall be appointed to the Board of Directors of the Continuing Corporation pursuant to Section 5.10.

             (C) EFFECTS OF THE CORPORATE MERGER. The separate existence of Liberty shall cease, and Liberty shall be merged with and into Frontier which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier and Liberty.

             (D) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Frontier and Liberty in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

             (E) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Frontier as well as those of Liberty, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier or Liberty.

        1.2 THE BANK MERGER. As soon as practicable following the Effective
Date:

             (A) THE CONTINUING BANK. North Sound Bank shall be merged into Frontier Bank. Upon consummation of the Bank Merger, the separate existence of North Sound Bank shall cease and Frontier Bank shall survive as the Continuing Bank.

             (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

             (C) LIABILITIES. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the institutions so merged, in accordance with applicable law.

             (D) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles and Bylaws of the Continuing Bank shall be those of Frontier Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Frontier Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified; provided, however, Michael J. Clementz shall be appointed to the Board of Directors of the Continuing Bank pursuant to Section 5.10.

        1.3 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Corporate Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive Frontier Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Frontier Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Liberty Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Frontier (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

        1.4 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, ARTICLE VI. . If the Corporate Merger is not consummated in accordance with this Plan on or prior to December 31, 2000 (the "Termination Date"), Liberty or Frontier may terminate this Plan in accordance with ARTICLE VII. . On the Effective Date, Frontier and Liberty shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                            ARTICLE II. CONSIDERATION

        2.1 EXCHANGE CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

             (A) OUTSTANDING FRONTIER COMMON STOCK. The shares of Frontier Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of Frontier Common Stock.

             (B) OUTSTANDING LIBERTY COMMON STOCK. Each share of Eligible Liberty Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive 10.5 shares of Frontier Common Stock (the "Exchange Ratio").

        2.2 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of Frontier Common Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. Frontier shall pay to each holder of Liberty Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Frontier Average Closing Price.

        2.3 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Liberty Common Stock shall cease to be, and shall have no rights as, shareholders of Liberty, other than to receive the consideration provided under this ARTICLE II. After the Effective Date, there shall be no transfers on the stock transfer books of Liberty or the Continuing Corporation of the shares of Liberty Common Stock that were issued and outstanding immediately prior to the Effective Date.

        2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, Frontier shall send or cause to be sent to each former shareholder of Liberty of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Liberty Common Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of Frontier Common Stock into which shares of such shareholder's Liberty Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of Frontier Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to Frontier's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Liberty Common Stock (or indemnity satisfactory to Frontier and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Liberty for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Frontier Common Stock until Frontier has received a written agreement from such person as specified in Section 5.11.

        2.5 EXCHANGE RATIO/FRONTIER AVERAGE CLOSING PRICE ADJUSTMENTS. In the event Frontier changes the number of shares of Frontier Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Frontier Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the Frontier Average Closing Price shall be adjusted proportionately.

        2.6 EXCEPTION SHARES. Each of the Exception Shares of Liberty Common Stock shall be canceled and retired upon consummation of the Corporate Merger, and no consideration shall be issued in exchange therefor.

        2.7 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, Frontier may at any time change the method of effecting its acquisition of Liberty and North Sound Bank; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Liberty Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to Liberty shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which Frontier terminates this Plan pursuant to Section 7.1(C). If Frontier elects to change the method of acquisition pursuant to this section, and as a result the Corporate Merger will not be accounted for on a pooling-of-interests basis, Frontier must first waive its pooling condition in Section 6.1(H). If Frontier elects to change the method of acquisition and Frontier has waived its pooling condition, Liberty and North Sound Bank will cooperate with and assist Frontier and Frontier Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for Frontier, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

        2.8 OPTIONS. Each Director Option that is outstanding and unexercised shall be exercised prior to the Effective Date, and any Director Option that is not exercised prior to the Effective Date shall be terminated. On the Effective Date, by virtue of the CORPORATE Merger, and without any action on the part of any holder of an option, each employee option granted by Liberty to purchase shares of Liberty Common Stock ("Employee Option") that is then outstanding and unexercised shall be converted into and become an option to purchase Frontier Common Stock ("Frontier Option") on the same terms and conditions as are in effect with respect to Employee Option immediately prior to the Effective Date, except that (A) each such Frontier Option may be exercised solely for shares of Frontier Common Stock, (B) the number of shares of Frontier Common Stock subject to such Frontier Option shall be equal to the number of shares of Liberty Common Stock subject to such Employee Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such Frontier Option shall be adjusted by dividing the per share exercise price of Employee Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Liberty Common Stock that are issuable upon exercise of Employee Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, Frontier shall use its best efforts to promptly prepare and file with the SEC a Registration Statement on Form S-8 covering shares of Frontier Common Stock to be issued upon the exercise of stock options assumed by Frontier pursuant to this Section 2.8.

                   ARTICLE III. ACTIONS PENDING CONSUMMATION

        Unless otherwise agreed to in writing by Frontier, Liberty and North Sound Bank shall each conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by Frontier Bank, and neither Liberty nor North

Sound Bank, without the prior written consent of Frontier, will (or cause or allow any of it Subsidiaries to):

        3.1 CAPITAL STOCK. Except for the exercise of outstanding Employee Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Liberty, North Sound Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Liberty Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

        3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto; provided, however, that:

             (A) Liberty may declare and pay a cash dividend of up to $0.67 per share to shareholders of record on March 31, 2000.

             (B) Liberty may pay a cash dividend of up to $0.70 per share for the second quarter of 2000; provided, however, that commencing with the second quarter of 2000 Liberty shall use the same date as Frontier for determining shareholders of record entitled to receive Liberty's cash dividend (the "Dividend Record Date").

             (C) If the transaction contemplated by this Plan has not been consummated on or before the Frontier Dividend Record Date for the third quarter of 2000, Liberty may declare and pay a per-share cash dividend for the third quarter equal to the amount each share of Eligible Liberty Common Stock would have received if the Effective Date had been such Dividend Record Date.

             (D) If the transaction contemplated by this Plan has not been consummated on or before the Frontier Dividend Record Date for the fourth quarter of 2000, Liberty may declare and pay a per-share cash dividend for the fourth quarter equal to the amount each share of Eligible Liberty Common Stock would have received if the Effective Date had been such Dividend Record Date.

        The foregoing notwithstanding, Liberty shall not pay any cash dividend which would result in the failure of Liberty to comply with Section 6.2(F) of this Agreement or otherwise violate applicable state or federal laws, or, in the opinion of Moss Adams, LLP, disqualify the transaction for pooling-of-interests accounting treatment.

        3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

        3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.12, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $10,000 individually or $25,000 in the aggregate.

        3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

        3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Employee Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

        3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to Liberty and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to Liberty and its Subsidiaries taken as a whole (except foreclosures or acquisitions by North Sound Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

        3.9 AMENDMENTS. Amend its articles of incorporation or bylaws.

        3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of Liberty or any of its Subsidiaries.

        3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

        3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that North Sound Bank shall not, without the prior consent of Frontier's Chief Executive Officer or Chief Credit Administrator make any new loan in excess of $1,000,000.

        3.13 TRANSACTION EXPENSES. Incur expenses in connection with the transactions contemplated by this Plan that exceed $125,000 in the aggregate.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

        4.1 LIBERTY AND NORTH SOUND BANK REPRESENTATIONS AND WARRANTIES. Liberty and North Sound Bank each hereby represent and warrant to Frontier and Frontier Bank as follows:

             (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to Liberty and its Subsidiaries are true and correct.

             (B) ORGANIZATION, STANDING AND AUTHORITY. Each of Liberty and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Liberty and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. North Sound Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

             (C) SHARES. The outstanding shares of Liberty and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, there are no shares of capital stock or other equity securities of Liberty or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

             (D) LIBERTY SUBSIDIARIES. Liberty has Previously Disclosed in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Liberty or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Liberty or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Liberty or one of its Subsidiaries are fully paid and non-assessable and are owned by Liberty or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Liberty, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

             (E) CORPORATE POWER. Each of Liberty and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

             (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of Liberty and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of Liberty and such Subsidiaries, enforceable against Liberty and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

             (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in
Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by Liberty and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Liberty or of any of its Subsidiaries or to which Liberty or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

             (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), (1) as to Liberty, its consolidated balance sheet as of December 31, 1999 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1999 (collectively, the "Holding Company Financial Reports"), and (2) as to each of Liberty's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1999, and all other financial reports filed or to be filed subsequent to December 31, 1999, in the form filed with the FDIC and the Department (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

             (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 4.1(I), neither Liberty nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1999. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 1999, neither Liberty nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

             (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1999, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

             (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, Liberty and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by Liberty or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Liberty or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

             (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.l(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Liberty or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither Liberty nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Liberty nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

             (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in
Schedule 4.1(M), each of Liberty and its Subsidiaries:

                    (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

                    (2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Liberty or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Liberty or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Liberty or its Subsidiaries, or (c) requiring any of Liberty or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

                    (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

                    (4) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

             (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.1(N), none of Liberty or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither Liberty nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Liberty or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither Liberty nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of Liberty or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, Liberty or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

        (O) REPORTS. Since January 1, 1996, each of Liberty and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Liberty and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with Frontier, and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

             (Q) EMPLOYEE BENEFIT PLANS.

                    (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Liberty or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Liberty and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

                    (2) All "employee benefit plans" within the meaning of
        Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Liberty and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of
        Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither Liberty nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Liberty or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                    (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Liberty or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Liberty under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Liberty nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                    (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Liberty nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                    (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                    (6) Neither Liberty nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of Liberty or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

                    (7) Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Liberty or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from Liberty or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

             (R) NO KNOWLEDGE. Liberty and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

             (S) LABOR AGREEMENTS. Neither Liberty nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Liberty or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             (T) ASSET CLASSIFICATION. Liberty and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Liberty and its Subsidiaries that have been classified by it as of February 29, 2000 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of February 29, 2000 by any regulatory examiner as "Other Loans Specially Mentioned," 'Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Liberty or any Subsidiary prior to February 29, 2000.

             (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1999 Holding Company Financial Reports of Liberty was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of Liberty was and will be, adequate in the opinion of the Board of Directors of Liberty to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

             (V) INSURANCE. Each of Liberty and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Liberty, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Liberty or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of Liberty or its Subsidiaries or their respective directors, officers, employees or agents.

             (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of Liberty's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Liberty as that term is used in Rule 145 under the Securities Act.

             (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. Liberty and its Subsidiaries have taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of Liberty's and its Subsidiaries' articles of incorporation.

             (Y) NO FURTHER ACTION. Liberty and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of Liberty or any of its Subsidiaries or under any agreement to which Liberty or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

             (Z) ENVIRONMENTAL MATTERS.

                    (1) To Liberty's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Liberty or its Subsidiaries.

                    (2) There is no proceeding pending or, to Liberty's knowledge, threatened before any court, governmental agency or board or other forum in which Liberty or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Liberty or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Liberty or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

                    (3) There is no proceeding pending or, to Liberty's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Liberty or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Liberty or have been Previously Disclosed in Schedule 4.1(Z)(3).

                    (4) To Liberty's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

                    (5) To Liberty's knowledge, during the period of (a) ownership or operation by Liberty or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Liberty or any of its Subsidiaries, or
        (c) holding of a security or other interest in a Loan/Fiduciary Property by Liberty or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Liberty or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

                    (6) To Liberty's knowledge, prior to the period of (a) ownership or operation by Liberty or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Liberty or any of its Subsidiaries, or
        (c) holding of a security or other interest in a Loan/Fiduciary Property by Liberty or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Liberty or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

             (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to Liberty or its Subsidiaries, including consolidated federal income tax returns of Liberty and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Liberty or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Liberty or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of Liberty, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Liberty or its Subsidiaries.

             (BB) ACCURACY OF INFORMATION. The statements with respect to Liberty and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Liberty or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

             (CC) DERIVATIVES CONTRACTS. None of Liberty or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC).
Schedule 4.1(CC) includes a list of any assets of Liberty or its Subsidiaries that are pledged as security for each such Derivatives Contract.

             (DD) ACCOUNTING CONTROLS. Each of Liberty and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Liberty and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

             (EE) COMMITMENTS AND CONTRACTS. Neither Liberty nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                    (1) except as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by Liberty or any such Subsidiary without any obligation on the part of Liberty or any such Subsidiary to make any payment in connection with such termination);

                    (2) except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

                    (3) except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

        4.2 FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES. Frontier and Frontier Bank each hereby represent and warrant to Liberty and North Sound Bank as follows:

             (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to Frontier and Frontier Bank are true and correct.

             (B) ORGANIZATION, STANDING AND AUTHORITY. Each of Frontier and Frontier Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Frontier and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier.

             (C) SHARES. The outstanding shares of Frontier's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

             (D) CORPORATE POWER. Each of Frontier and Frontier Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

             (E) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of Frontier and such agreement is a valid and binding agreement of Frontier, enforceable against Frontier in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the Date of this Plan, no approval by Frontier's shareholders of the Plan is required.

             (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of its obligation under this Plan and the Employment Agreements and the consummation by Frontier and each of its

Subsidiaries of the transactions contemplated by this Plan do not and will not
(1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frontier or of any of its Subsidiaries or to which Frontier or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier,
(2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier.

             (G) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(G), in the case of Frontier, its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other documents filed or to be filed subsequent to December 31, 1998 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Frontier Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Frontier Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Frontier Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

             (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since December 31, 1999, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

             (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither Frontier nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Frontier nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

             (J) REPORTS. Since January 1, 1996, each of Frontier and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Frontier and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             (K) ACCURACY OF INFORMATION. The statements with respect to Frontier and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Frontier or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

             (L) DERIVATIVES CONTRACTS. None of Frontier or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L) includes a list of any assets of Frontier or its Subsidiaries that are pledged as security for each such Derivatives Contract.

             (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither Frontier nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the Frontier Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1997, neither Frontier nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                              ARTICLE V. COVENANTS

        Each of Liberty and North Sound Bank hereby covenants to Frontier and Frontier Bank, and each of Frontier and Frontier Bank hereby covenants to Liberty and North Sound Bank, that:

        5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and, in the case of Liberty and North Sound Bank, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger by September 30, 2000, and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Frontier Transaction shall not violate this covenant).

        5.2 THE PROXY. In the case of Liberty: it shall promptly assist Frontier in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of Liberty Common Stock in connection with the transactions contemplated by this Plan and to be filed by Frontier in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Liberty Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and Liberty shall use its best efforts to solicit and obtain votes of the holders of Liberty Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of Liberty shall recommend approval of such transactions by such holders.

        5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Liberty relating to Liberty or its Subsidiaries and by or on behalf of Frontier relating to Frontier or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

        5.4 REGISTRATION STATEMENT EFFECTIVENESS. Frontier will advise Liberty, promptly after Frontier receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Frontier Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        5.5 PRESS RELEASES. Liberty and North Sound Bank will not, without the prior approval of Frontier, and Frontier and Frontier Bank will not, without the prior approval of Liberty, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

        5.6 ACCESS; INFORMATION.

             (A) Upon reasonable notice, Liberty and North Sound Bank shall afford Frontier and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Liberty and its Subsidiaries and, during such period, Liberty and North Sound Bank shall furnish promptly (and cause its accountants and other agents to furnish promptly) to

Frontier (1) a copy of each material report, schedule and other document filed by Liberty and its Subsidiaries with any Regulatory Authority, (2) such representations and certifications as are necessary for purposes of the pooling letter described in Section 6.2(H), and (3) all other information concerning the business, properties and personnel of Liberty and its Subsidiaries as Frontier may reasonably request, provided that no investigation pursuant to this Section
5.6 shall affect or be deemed to modify or waive any representation or warranty made by Liberty or North Sound Bank in this Plan or the conditions to the obligations of Liberty and North Sound Bank to consummate the transactions contemplated by this Plan; and

             (B) Frontier will not use any information obtained pursuant to this
Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by Frontier or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, Frontier will, upon request by Liberty, deliver to Liberty all documents so obtained by Frontier or destroy such documents and, in the case of destruction, will certify such fact to Liberty.

        5.7 STANDSTILL. Without the prior written consent of Frontier, Liberty shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of Liberty (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Liberty or any of its Subsidiaries or any merger or other business combination with Liberty or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify Frontier immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Liberty or any of its Subsidiaries.

        5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. Frontier shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of Frontier Common Stock to be issued to the holders of Liberty Common Stock pursuant to this Plan, and Frontier shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. Frontier shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

        5.9 BLUE-SKY FILINGS. Frontier shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that Frontier shall not be required by virtue thereof to submit to general jurisdiction in any state.

        5.10 APPOINTMENT OF DIRECTOR. Immediately after the Effective Date, Frontier shall cause (i) the appointment of Michael J. Clementz to the Board of Directors of Frontier, Frontier

Bank and FFP, Inc., and (ii) the appointment of Michael J. Clementz to the Frontier Executive Management Team.

        5.11 AFFILIATE AGREEMENTS. Liberty will use its best efforts to induce each person who may be deemed to be an "affiliate" of Liberty for purposes of Rule 145 under the Securities Act, to execute and deliver to Frontier on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of such affiliate's shares of Liberty Common Stock, and, in the case of "affiliates" of Liberty, the shares of Frontier Common Stock to be received by such person in exchange for such person's shares of Liberty Common Stock. Frontier agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

        5.12 CERTAIN POLICIES OF LIBERTY AND NORTH SOUND BANK. Liberty and North Sound Bank, each shall, at Frontier's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of Frontier and GAAP; provided, however, that prior to any such modification or change, Frontier shall certify that the conditions to the obligation of Frontier under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. Liberty's and North Sound Bank's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.11.

        5.13 STATE TAKEOVER LAW. Liberty shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and Liberty shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

        5.14 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 4.1(G), Liberty shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Mergers) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of Liberty or under any agreement to which Liberty or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of Frontier or Frontier Bank to exercise the rights granted under this Plan.

        5.15 SHARES LISTED. Frontier shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of Frontier Common Stock to be issued to the holders of Liberty Common Stock.

        5.16 REGULATORY APPLICATIONS. Frontier and Frontier Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the MergerS, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Mergers by Frontier.

        5.17 REGULATORY DIVESTITURES. In the case of Liberty: No later than the Effective Date, Liberty shall cease engaging in such activities as Frontier shall advise Liberty in writing are not permitted to be engaged in by Frontier under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, Liberty shall divest any Subsidiary engaged in activities or holding assets that are impermissible for Frontier or Frontier Bank, on terms and conditions agreed to by Frontier; provided, however, that prior to taking such action, Frontier shall certify that the conditions to the obligations of Frontier under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in
Section 6.2(G), have been satisfied or waived.

        5.18 CURRENT INFORMATION.

             (A) During the period from the date of this Plan to the Effective Date, each of Liberty and Frontier shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

             (B) Each of Liberty and Frontier shall promptly notify the other of
(1) any material change in the business or operations of it or its Subsidiaries,
(2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

        5.19 INSURANCE. Frontier will cause the persons serving as officers and directors of Liberty and North Sound Bank immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Liberty with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date, with policy limits of $2-million. The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Liberty and North Sound Bank and each such person's respective heirs and representatives.

        5.20 POST-MERGER ACTIONS. Following the Corporate Merger, neither Frontier nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Corporate Merger to the shareholders of Liberty, including failing to continue at least one historic business line of Liberty or to use at least a significant portion of Liberty's historic assets in a business, in each case within the meaning of Treas. Reg.
Section 1.368-1(d).

              ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGERS

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

             (A) SHAREHOLDER VOTE. This Plan shall have been duly approved by the requisite vote of Liberty's shareholders under applicable law and the articles of incorporation and bylaws of Liberty.

             (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Frontier, would deprive Frontier of the material economic or business benefits of the transactions contemplated by this Plan.

             (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

             (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

             (E) BLUE-SKY PERMITS. Frontier shall have received all state securities laws and "blue sky" permits necessary to consummate the Mergers.

             (F) TAX OPINION. Frontier and Liberty shall have received an opinion from Keller Rohrback L.L.P. to the effect that (1) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of Liberty who receive shares of Frontier Common Stock in exchange for their shares of Liberty Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Keller Rohrback L.L.P. may require and rely upon representations contained in certificates of officers of Frontier, Liberty and others.

             (G) NASDAQ LISTING. The shares of Frontier Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

             (H) POOLING LETTER. Frontier shall have received a letter from Moss Adams, LLP, dated as of the date of this Agreement and as of the Effective Date, in form and substance acceptable to Frontier, to the effect that the Mergers will qualify for pooling of interests accounting treatment.

        6.2 CONDITIONS TO OBLIGATIONS OF FRONTIER. The obligations of Frontier and Frontier Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by Frontier or the fulfillment on or prior to the Effective Date of each of the following conditions:

             (A) LEGAL OPINION. Frontier shall have received a legal opinion, dated the Effective Date, from Keller Rohrback L.L.P. in the form of Exhibit E.

             (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of Liberty and North Sound Bank shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11, and (2) each and all of the agreements and covenants of Liberty and North Sound Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Frontier shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of Liberty and North Sound Bank dated the Effective Date, to such effect.

             (C) RECEIPT OF AFFILIATE AGREEMENTS. Frontier shall have received from each affiliate of Liberty the agreement referred to in Section 5.11.

             (D) ADVERSE CHANGE. During the period from December 31, 1999 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Liberty or North Sound Bank, nor shall Liberty or North Sound Bank have sustained any loss or damage to its properties, whether or not insured, nor shall there have been any other event, occurrence or circumstance which would have a Material Adverse Effect upon its ability to conduct its business; and Frontier shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Liberty and North Sound Bank to such effect.

             (E) DISSENTERS' RIGHTS. The number of shares of Liberty Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of Frontier Common Stock shall not exceed in the aggregate 10% of the outstanding shares of Liberty Common Stock.

             (F) CAPITAL. Liberty's Capital shall not be less than the $21.5-million (not including capital contributions upon exercise of outstanding Employee Options) on the Effective Date.

             (G) ALLOWANCE FOR LOAN AND LEASE LOSSES. North Sound Bank's allowance for possible loan and lease losses shall not be less than 1.00% of North Sound Bank's total outstanding loans and leases and will be adequate to absorb North Sound Bank's anticipated loan and lease losses.

             (H) EMPLOYMENT CONTRACT. The Employment Agreement attached as Exhibit C shall have been duly executed and delivered by all parties to such Employment Agreement.

        6.3 CONDITIONS TO OBLIGATIONS OF LIBERTY AND NORTH SOUND BANK. The obligations of Liberty and North Sound Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by Liberty and North Sound Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

             (A) LEGAL OPINION. Liberty shall have received a legal opinion, dated the Effective Date, from Keller Rohrback, L.L.P. in the form of Exhibit E.

             (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of Frontier and Frontier Bank contained in this Plan shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of Frontier and Frontier Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Liberty shall have received a certificate signed by an executive officer of Frontier and Frontier Bank dated the Effective Date, to such effect.

             (C) ADVERSE CHANGE. During the period from December 31, 1999 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Frontier and Frontier Bank nor shall Frontier or Frontier Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and Liberty shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Frontier and Frontier Bank to such effect.

             (D) FAIRNESS OPINION. Liberty shall have received, immediately prior to the mailing of the Proxy Statement to Liberty's shareholders, an opinion of a reputable financial advisor selected by Liberty and approved by Frontier, to the effect that the financial terms of the Merger are fair from a financial point of view to Liberty's shareholders.

                            ARTICLE VII. TERMINATION

        7.1 EVENTS OF TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

             (A) MUTUAL CONSENT. By the mutual consent of Frontier and Liberty, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

             (B) BREACH. By Frontier or Liberty, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other Party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (B) a breach by the other party of any of the material covenants or agreements contained, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach.

             (C) DELAY. By Frontier or Liberty in the event the Corporate Merger is not consummated by December 31, 2000, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner; provided, however, that Frontier may not terminate the Merger Agreement pursuant to this Section 7.1(C), if such delay results from (a) amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Frontier Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Frontier is involved, or (b) a change in the method of acquisition pursuant to Section 2.7; and provided, further, that a party may not terminate the Merger Agreement pursuant to this Section 7.1(C) if it is in material breach of any of the provisions of the Merger Agreement.

             (D) NO SHAREHOLDER APPROVAL. By Frontier or Liberty, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments of the meeting.

        7.2 CONSEQUENCES OF TERMINATION.

             (A) GENERAL CONSEQUENCES. Subject to Section 7.3, in the event of the termination or abandonment of this Plan pursuant to the provisions of
Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

             (B) ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Plan, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

        7.3 TERMINATION FEE. The parties hereby acknowledge that, in negotiating and executing this Plan and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, Frontier and Liberty have each incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of their respective employee and management time) and will forego discussions with respect to other potential transactions.

             (A) To compensate Frontier for such costs and to induce it to forego initiating discussions regarding other transactions, if (i) this Plan terminates because Liberty does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 7.1 is not satisfied and such non-satisfaction has not been the result of the failure of Liberty to use its best efforts to consummate this Plan in accordance with the terms of this Plan);
(ii) Liberty terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), or 7.1(C); then Liberty shall be obligated to pay Frontier on demand (and in no event more than three days after such demand) in immediately available funds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Liberty complying with their fiduciary duties.

             (B) To compensate Liberty for such costs and to induce it to forego initiating discussions regarding other transactions, if (i) this Plan terminates because Frontier does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 7.1 is not satisfied and such non-satisfaction has not been the result of the failure of Frontier to use its best efforts to consummate this Plan in accordance to the terms of this Plan); or (ii) Frontier terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), 7.1(C) or 7.1(C), then Frontier shall be obligated to pay Liberty on demand (and in no event more than three days after such demand) in immediately available funds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00).

                           ARTICLE VIII. OTHER MATTERS

        8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the MergerS are abandoned and this Plan is terminated, the provisions of ARTICLE VII. shall apply and the agreements of the Parties in Sections 7.3, 8.5 and 8.6 shall survive such abandonment and termination.

        8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of Liberty, the consideration to be received by the shareholders of Liberty for each share of Liberty Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify Frontier's rights pursuant to Section 2.7.

        8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

        8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

        8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between Liberty and Frontier.

        8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

        8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties. If to Frontier or Frontier Bank to:

                                       FRONTIER FINANCIAL CORPORATION
                                       332 SW Everett Mall Way
                                       Everett, WA 98204
                                       Attn:  Robert J. Dickson, President

If to Liberty or North Sound Bank, to:

                                       LIBERTY BAY FINANCIAL CORPORATION
                                       19950 - 7th Avenue N.E.
                                       Poulsbo, WA 98370-8786
                                       Attn:  Michael J. Clementz, President

        8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made, except for Sections 5.10, 5.19, 5.20 and
8.9. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

        8.9 BENEFIT PLANS. Upon consummation of the Mergers, all employees of Liberty and its Subsidiaries shall be deemed to be at-will employees of Frontier and its subsidiaries, except for Michael J. Clementz and Rob Robinson, each of whom is a party to an Employment Agreement. From and after the Effective Date, employees of Liberty and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Frontier and its Subsidiaries. With the exception of stock option plans, for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits), Frontier shall give effect to years of service with Liberty or Liberty's Subsidiaries, as the case may be, as if such service were with Frontier or its Subsidiaries. Employees of Liberty and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Frontier shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by Liberty into the 401(k) plan maintained by Frontier Bank.

        8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

        IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                       FRONTIER FINANCIAL CORPORATION

                                       By:    //S//
                                          ------------------------------------
                                          Robert J. Dickson
                                          President and Chief Executive Officer

                                       FRONTIER BANK
                                       By:    //S//
                                          ------------------------------------
                                          Robert J. Dickson
                                          President and Chief Executive Officer

                                       LIBERTY BAY FINANCIAL CORPORATION

                                       By:    //S//
                                          ------------------------------------
                                          Michael J. Clementz
                                          President and Chief Executive Officer

                                       NORTH SOUND BANK

                                       By:    //S//
                                          ------------------------------------
                                          Michael J. Clementz
                                          Chairman and Chief Executive Officer

                                    EXHIBITS

Exhibit A      Voting Agreement

Exhibit B      Director's Agreement

Exhibit C      Employment Agreements

Exhibit D      Affiliate Agreement

Exhibit E      Legal Opinion of Keller Rohrback L.L.P.

Exhibit F      List of Offices and Mailing Address of Officers and Directors

                                    SCHEDULES

Company Disclosures
-------------------
Schedule 2.8                        Outstanding Options

Schedule 3.4                        Changes to Line of Business, Operating Procedures, etc.

Schedule 3.6                        New or Changes to Compensation, Employment Agreements, etc.

Schedule 3.7                        New or Modifications to Benefit Plans

Schedule 3.11                       New or Changes to Material Contracts

Schedule 4.1(C)                     Shares Outstanding

Schedule 4.1(D)                     Subsidiaries

Schedule 4.1(G)                     No Defaults - Agreements Requiring Third Party Consent

Schedule 4.1(H)                     Financial Reports

Schedule 4.1(I)                     Undisclosed Liabilities

Schedule 4.1(J)                     No Events Causing Material Adverse Effect

Schedule 4.1(L)                     Litigation, Regulatory Action

Schedule 4.1(M)                     Compliance with Laws

Schedule 4.1(N)                     Material Contracts

Schedule 4.1(Q)(1)                  List of Employee Benefit Plans

Schedule 4.1(Q)(2)                  Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(Q)(6)                  Obligations for Retiree Health and Life Benefits

Schedule 4.1(Q)(7)                  Agreements Resulting in Payments to Employees Under Any
                                    Compensation and Benefit Plan with Respect to Proposed
                                    Transaction

Schedule 4.1(T)                     Asset Classification

Schedule 4.1(V)                     Insurance

Schedule 4.1(W)                     Affiliates

Schedule 4.1(Z)(2)                  Pending Proceedings with Respect to Environmental Matters

Schedule 4.1(Z)(3)                  Pending Proceedings with Respect to Environmental
                                    Matters Involving Loan/Fiduciary Property

Schedule 4.1(Z)(4)                  Pending Proceedings with Respect to Environmental
                                    Matters Listed in Sections 4.1(Z)(2) or (3)

Schedule 4.1(Z)(5)                  Actions During Ownership Which could Have Material
                                    Adverse Effect with Respect to Environmental Matters

Schedule 4.1(Z)(6)                  Actions Prior to Ownership Which could Have Material
                                    Adverse Effect with Respect to Environmental Matters

Schedule 4.1(AA)                    Tax Reports Matters

Schedule 4.1(CC)                    Derivative Contracts, including a list of any assets
                                    pledged as security for such Derivative Contracts

Schedule 4.1(EE)(1)                 Employment Contracts Requiring Payment In Connection
                                    with Termination

Schedule 4.1(EE)(2)                 Leases with Aggregate Annual Rent Exceeding $10,000

Schedule 4.1(EE)(3)                 Material Contracts with Affiliates

Frontier Disclosures
--------------------
Schedule 4.2(C)                     Shares

Schedule 4.2(F)                     No Defaults

Schedule 4.2(G)                     Financial Reports

Schedule 4.2(H)                     No Events Causing Material Adverse Effect

Schedule 4.2(I)                     Litigation, Regulatory Action

Schedule 4.2(L)                     Derivative Contracts, including a list of any assets
                                    pledged as security for such Derivative Contracts

                                   APPENDIX B

             CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATIONS ACT



CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATION ACT

RCW 23B.13.010  DEFINITIONS.  As used in this chapter:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 RIGHT TO DISSENT.

        (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

            (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

            (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

            (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

            (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

        (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

            (a) The proposed corporate action is abandoned or rescinded;

            (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

            (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

        (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

        (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

            (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

        (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220  DISSENTERS' NOTICE.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

        (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

            (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

            (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

            (e) Be accompanied by a copy of this chapter.

RCW 23B.13.230 DUTY TO DEMAND PAYMENT.

        (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

        (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240 SHARE RESTRICTIONS.

        (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

        (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 PAYMENT.

        (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

        (2) The payment must be accompanied by:

            (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (b) An explanation of how the corporation estimated the fair value of the shares;

            (c) An explanation of how the interest was calculated;

            (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

            (e) A copy of this chapter.

RCW 23B.13.260 FAILURE TO TAKE ACTION.

        (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

        (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 AFTER-ACQUIRED SHARES.

        (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

        (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

            (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

            (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

            (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300 COURT ACTION.

        (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

        (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 COURT COSTS AND COUNSEL FEES.

        (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

        (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

            (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX C

                   FAIRNESS OPINION OF LESLIE CHILDRESS, INC.


                                  May 10, 2000


Board of Directors
Liberty Bay Financial Corporation
19950 Seventh Avenue NE
Poulsbo, Washington  98370-0329

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Liberty Bay Financial Corporation ("LBFC" or "the Company") and its wholly owned subsidiary, North Sound Bank ("NSB") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger (the Merger), dated March 15, 2000, (the "Agreement") between LBFC and Frontier Financial Corporation ("FTBK").

        In connection with the proposed merger transaction (the "Merger") whereby Liberty Bay Financial Corporation will merge into Frontier Financial Corporation and North Sound Bank will merge into Frontier Bank, each issued and outstanding share and option of LBFC common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders which may exercise appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be exchanged for 10.5 shares of FTBK common shares, except for fractional shares which will receive a proportional amount of cash at the date of closing (the Merger "Consideration"). As of March 15, 2000, the estimated value of FTBK common stock is $189.00 per share of LBFC common stock.

        Leslie Childress, Inc. ("LCI") and its affiliate, Childress Investment Research, Inc. ("CIR") as a part of its investment banking and consulting services, is periodically engaged in the valuation of banks and other financial institutions and advises the directors, officers and shareholders of both public and private banks, thrift institutions and other financial intermediaries with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by LBFC shareholders of the shares from FTBK pursuant to the Merger, LCI has advised Texas, Washington and Oregon community banks regarding the fairness of capital transactions.

        We have in the past provided financial services to the Company and have received the customary fee for the rendering of such services. LBFC has agreed to pay a fee to LCI for this fairness opinion.

        In connection with rendering this opinion, we have, among other things:

(I)     reviewed the Agreement;

(II) reviewed LBFC's financial information for the twelve months ended December 31, 1999, and the three months ended March 31, 2000;

(III) reviewed certain internal financial analyses and certain other forecasts for LBFC prepared by and reviewed with the management of LBFC;

(IV) conducted interviews with senior management of LBFC regarding the past and current business operations, results thereof, financial condition and future prospects of LBFC;

(V) discussed with Frontier Financial Corporation's management the business and prospects of Frontier;

(VI) reviewed the current market environment generally and the banking environment in particular;

(VII) reviewed the prices paid in certain historical and recent mergers and acquisitions in the banking industry on a regional basis;

(VIII) reviewed FTBK's audited financial information for the years ended December 31, 1998 and 1999, and three months ended March 31, 2000, including the Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission, as well as proxy materials for those years;

(IX)    reviewed the price ranges and dividend history for FTBK common stock;
        and

(X) reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the specific assets or liabilities of LBFC or FTBK, nor been furnished with any such appraisals, nor have we examined any individual loan files. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of LBFC. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit any entities for purposes of a business combination with LBFC.

        We have been retained by the Board of Directors of the Company and our opinion as expressed herein is limited to the fairness, from a financial point of view, to the common stockholders of the Company of the exchange ratio in the Merger and does not address the Company's underlying business decision to proceed with the Merger. This opinion is based upon the information available to us and the facts and circumstances as they exist and which are subject to evaluation on the date hereof. This letter does not constitute a recommendation to the Board of Directors or to any common stockholder of the Company with respect to any approval of the Merger. We do not express any opinion herein as to the prices at which shares of FTBK common Stock have traded or may trade at any future date.

        This opinion is not intended to be and does not constitute a recommendation to any stockholder(s) as to how said stockholder(s) should vote with respect to the merger.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of LBFC pursuant to the Agreement is fair, from a financial point of view, to the shareholders of LBFC.

        We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.



                                           Very truly yours,

                                           LESLIE CHILDRESS, INC. and
                                           CHILDRESS INVESTMENT RESEARCH, INC.


                                           By     /S/
                                              ---------------------------------
                                              Leslie W. Childress
                                              Principal

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 23B.08.500 through 28B.08.600 RCW contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

        Pursuant to Frontier's Bylaws, Frontier will indemnify the directors and officers of Frontier for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Frontier. No such indemnification may be given in the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she is not entitled. The Board of Directors of Frontier may approve indemnification of any other person which Frontier has the power to indemnify under the WBCA.

        Frontier's Restated Articles of Incorporation provide that the directors of Frontier shall not be personally liable for monetary damages to Frontier for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct or a knowing violation of law by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)     EXHIBITS


    EXHIBIT NUMBER         DESCRIPTION OF DOCUMENT
    --------------         -----------------------
         2                 Agreement and Plan of Merger dated March 15, 2000, by
                           and between Frontier Financial Corporation, Frontier
                           Bank, Liberty Bay Financial Corporation and North
                           Sound Bank (incorporated by reference in Appendix A
                           to the Prospectus Proxy Statement in this
                           Registration Statement).

         3(a) Restated Articles of Incorporation are incorporated herein by reference to Appendix A to the registrant's definitive Proxy Statement on Schedule
                           14A filed on March 20, 1998 in connection with its 1998 Annual Meeting.

         3(b)              By-Laws are incorporated herein by reference to
                           Exhibit 3(b) to Registration on Form S-14,
                           File No. 2-82420.

         5 Opinion of Keller Rohrback LLP regarding legality of securities.

         8 Form of opinion of Keller Rohrback LLP regarding federal income tax consequences.

         10.1              Employment Agreement Between Frontier Financial
                           Corporation, Frontier Bank and Michael J. Clementz, dated March 15, 2000.

         10.2              Employment Agreement Between Frontier Financial
                           Corporation, Frontier Bank and Robert W. Robinson, dated May 11, 2000.

         10.3 Change of Control Agreement dated August 14, 1999, between Liberty Bay Financial Corporation and North
                           Sound Bank and Mark Freeman.

         10.4              Amendment to Change of Control Agreement dated March
                           15, 2000, between Liberty Bay Financial Corporation and North Sound Bank and Mark Freeman.

         10.5 Change of Control Agreement dated August 14, 1999, between Liberty Bay Financial Corporation and North
                           Sound Bank and Ronald L. Tweiten.

         10.6              Amendment to Change of Control Agreement dated March
                           15, 2000, between Liberty Bay Financial Corporation and North Sound Bank and Ronald L. Tweiten.

         10.7              Director's Agreement of Liberty Bay Financial
                           Corporation Directors.

         10.8              Voting Agreement of Liberty Bay Financial Corporation
                           Directors.

         11 Statements re Computation of Per Share Earnings are incorporated by reference to Exhibit 11 to the registrant's quarterly report on 10-Q filed on May 9, 2000, and by reference to Exhibit 11 to the registrant's annual report on 10-K filed on March
                           27, 2000.

         21                Subsidiaries of Frontier Financial Corporation

         23.1 Consent of Keller Rohrback LLP (contained in its opinion filed as Exhibit 5).

         23.2              Consent of Keller Rohrback LLP as to its tax opinion.

         23.3              Consent of Moss Adams, LLP, Frontier Financial
                           Corporation's independent auditors.

         23.4              Consent of Leslie Childress, Inc.

         24 Power of Attorney (contained in the signature page of the Registration Statement).

         99.1              Form of proxy to be mailed to shareholders of Liberty
                           Bay Financial Corporation.

         99.2              Rule 438 Consent of Michael J. Clementz.


        (b)     FINANCIAL STATEMENT SCHEDULES

                Not applicable.

        (c)     REPORTS, OPINIONS OR APPRAISALS

                Opinion of Leslie Childress, Inc. (incorporated by reference in Appendix C to the Prospectus/Proxy Statement.

ITEM 22. UNDERTAKINGS

        (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.




                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Everett, State of Washington on May 17, 2000.



                                        FRONTIER FINANCIAL CORPORATION



                                    By         /S/
                                        ---------------------------------------
                                        Robert J. Dickson
                                        President and Chief Executive Officer
                                        (Principal Executive Officer)

                                POWER OF ATTORNEY



        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of FRONTIER FINANCIAL CORPORATION does hereby constitute and appoint ROBERT J. DICKSON and JAMES F. FELICETTY, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 of Frontier Financial Corporation, and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.



                                                                                   April 20. 2000
        /s/                                            Director
        -----------------------------------
        Robert J. Dickson



                                                                                   April 20. 2000
        /s/                                            Director
        -----------------------------------
        George E. Barber



        /s/                                            Director                    April 20. 2000
        -----------------------------------
        Lucy DeYoung



        /s/                                            Director                    April 20. 2000
        -----------------------------------
        David A. Dujardin



        /s/                                            Director                    April 20. 2000
        -----------------------------------
        Edward D. Hansen



        /s/                                            Director                    April 20. 2000
        -----------------------------------
        William H. Lucas



                                                       Director
        /s/                                                                        April 20. 2000
        -----------------------------------
        James H. Mulligan



                                                       Director
        /s/                                                                        April 20. 2000
        -----------------------------------
        J. Don Regan



                                                       Director
        /s/                                                                        April 20. 2000
        -----------------------------------
        Roger L. Rice, D.D.S.

(Power of Attorney continued)



        /s/                                            Director                    April 20. 2000
        -----------------------------------
        William J. Robinson



        /s/                                            Director                    April 20. 2000
        -----------------------------------
        Edward C. Rubatino


                                                       Director
        /s/                                                                        April 20. 2000
        -----------------------------------
        Darrell J. Storkson


                                                       Director
        /s/                                                                        April 20. 2000
        -----------------------------------
        Michael J. Corliss

                                  EXHIBIT INDEX



  EXHIBIT NUMBER           DESCRIPTION OF DOCUMENT
  --------------           -----------------------
         2                 Agreement and Plan of Merger dated March 15, 2000, by
                           and between Frontier Financial Corporation, Frontier
                           Bank, Liberty Bay Financial Corporation and North
                           Sound Bank (incorporated by reference in Appendix A
                           to the Prospectus Proxy Statement in this
                           Registration Statement).

         3(a) Restated Articles of Incorporation are incorporated herein by reference to Appendix A to the registrant's definitive Proxy Statement on Schedule
                           14A filed on March 20, 1998 in connection with its 1998 Annual Meeting.

         3(b)              By-Laws are incorporated herein by reference to
                           Exhibit 3(b) to Registration on Form S-14,
                           File No. 2-82420.

         5 Opinion of Keller Rohrback LLP regarding legality of securities.

         8 Form of opinion of Keller Rohrback LLP regarding federal income tax consequences.

         10.1              Employment Agreement Between Frontier Financial
                           Corporation, Frontier Bank and Michael J. Clementz, dated March 15, 2000.

         10.2              Employment Agreement Between Frontier Financial
                           Corporation, Frontier Bank and Robert W. Robinson, dated May 11, 2000.

         10.3 Change of Control Agreement dated August 14, 1999, between Liberty Bay Financial Corporation and North
                           Sound Bank and Mark Freeman.

         10.4              Amendment to Change of Control Agreement dated March
                           15, 2000, between Liberty Bay Financial Corporation and North Sound Bank and Mark Freeman.

         10.5 Change of Control Agreement dated August 14, 1999, between Liberty Bay Financial Corporation and North
                           Sound Bank and Ronald L. Tweiten.

         10.6              Amendment to Change of Control Agreement dated March
                           15, 2000, between Liberty Bay Financial Corporation and North Sound Bank and Ronald L. Tweiten.

         10.7              Director's Agreement of Liberty Bay Financial
                           Corporation Directors.

         10.8              Voting Agreement of Liberty Bay Financial Corporation
                           Directors.

         11 Statements re Computation of Per Share Earnings are incorporated by reference to Exhibit 11 to the registrant's quarterly report on 10-Q filed on May 9, 2000, and by reference to Exhibit 11 to the registrant's annual report on 10-K filed on March
                           27, 2000.

         21                Subsidiaries of Frontier Financial Corporation

         23.1 Consent of Keller Rohrback LLP (contained in its opinion filed as Exhibit 5).

         23.2              Consent of Keller Rohrback LLP as to its tax opinion.

         23.3              Consent of Moss Adams, LLP, Frontier Financial
                           Corporation's independent auditors.

         23.4              Consent of Leslie Childress, Inc.

         24 Power of Attorney (contained in the signature page of the Registration Statement).

         99.1              Form of proxy to be mailed to shareholders of Liberty
                           Bay Financial Corporation.

         99.2              Rule 438 Consent of Michael J. Clementz.
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